Exhibit 10.1

FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT
 ASHFORD HOSPITALITY PRIME, INC.

THIS FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT (this “Amended Agreement”), is dated as of January 24, 2017, by and between ASHFORD HOSPITALITY PRIME, INC., a Maryland corporation (the “Company”), ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), ASHFORD PRIME TRS CORPORATION, a Delaware corporation, ASHFORD INC., a Maryland corporation (“Ashford Inc.”), and ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company which is the operating company of Ashford Inc. (“Advisors LLC” and, together with Ashford Inc., the “Advisor”).The parties to this Amended Agreement are sometimes referred to herein individually as a “Party” or collectively as the “Parties.” Unless the context otherwise requires, the term “Company” and the term “Advisor” shall collectively include such Party and its respective Subsidiaries (including, with respect to the Company, the Operating Partnership and in the case of the Advisor, all Majority or Minority Subsidiaries). All capitalized terms used in this Amended Agreement shall have the meaning ascribed to those terms in Section 24 or as otherwise defined elsewhere in this Amended Agreement unless the context clearly provides otherwise.

WHEREAS, the Company invests primarily in high revenue per available room luxury hotels;

WHEREAS, the Parties entered into an Advisory Agreement dated and effective on November 19, 2013, which was amended and restated on May 13, 2014, again amended and restated on November 3, 2014 and again amended and restated on June 10, 2015 (the “Existing Advisory Agreement”), pursuant to which the Advisor agreed to perform certain advisory services identified in the Existing Advisory Agreement, on behalf of, and subject to the supervision of, the Board of Directors;

WHEREAS, the  Company and the Advisor have discussed the desirability of certain amendments to the Existing Advisory Agreement, and, in doing so, subject to the Company Stockholder Approval, to amend and restate the Existing Advisory Agreement to include these amendments;

WHEREAS, the Company desires to continue to avail itself of the experience, brand relationships, lender and capital provider sources and relationships, service provider and vendor relationships, asset management expertise, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor continue to provide the services hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors, all as provided herein; and

WHEREAS, the Advisor is willing to continue to provide such services to the Company on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amended Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. APPOINTMENT OF ADVISOR.

(a)    The Company appoints the Advisor as the Company’s exclusive advisor of the Company pursuant to the terms of this Amended Agreement and acknowledges the continued role of the Advisor as the exclusive advisor of the Company, to provide the management and real estate services specified herein on the terms and conditions set forth in this Amended Agreement and the Advisor hereby acknowledges and accepts such appointment.

(b)    Concurrently with, and as a condition to, the effectiveness of this Amended Agreement:

(i)      the Escrow Agreement establishing the Termination Fee Escrow Account shall have been executed and delivered by the parties thereto in a form satisfactory to the Advisor;

(ii)     the Company shall have paid by wire transfer of same day funds to the account or accounts designated by the Advisor an amount in cash equal to five million dollars ($5.0 million); and

(iii)    the Company Stockholder Approval shall have been obtained.

2. DUTIES OF ADVISOR.

2.1     Specific Duties.  Subject to the supervision of the Board of Directors and the Company complying with its obligations hereunder, the Advisor shall be solely responsible for the day-to-day operations of the Company including all of its Subsidiaries and joint ventures, and shall perform (or cause to be performed through one or more of its Affiliates or third parties) all services relating to the acquisition and disposition of hotels, asset management and financing and operations of the Company, all as may be reasonably required, which shall include the following:

(a)    source, investigate and evaluate hotel acquisitions and dispositions consistent with the Company’s Investment Guidelines (as defined in Section 9.3(a) below) and make recommendations to the Board of Directors;

(b)    engage and supervise, at the Company’s expense, third parties to provide services such as development management, property management, project management, design and construction services, investment banking services, financial services, property disposition brokerage services, independent accounting and auditing services and tax reviews and advice, transfer agent and registrar services, feasibility studies, appraisals, engineering studies, environmental property inspections and due diligence services, underwriting review services, consulting services, and other services, deemed by the Advisor to be reasonably necessary for Advisor to perform its duties hereunder;

(c)    negotiate the material terms and conditions as well as definitive documentation of any acquisitions, dispositions, financings, restructurings or other transactions with sellers, purchasers, lenders, brokers, agents and other applicable counterparties and representatives;

(d)    coordinate and manage any joint ventures to which the Company is a party (including joint ventures with parties that are Affiliates of the Advisor or the Company), including monitoring and enforcing compliance with applicable joint venture or partnership governing documents;

(e)    negotiate the terms of hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof including, without limitation, the negotiation and approval of annual operating and capital budgets thereunder;

(f)    enforce, monitor and manage compliance of hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof;

(g)    negotiate terms of loan documents (“Loan Documents”) for the Company’s financings;

(h)    enforce, monitor and manage compliance with Loan Documents to which the Company is a party or is otherwise applicable to the Company;

(i)    administer the Company’s bookkeeping and accounting functions as are required for the management and operation of the Company, and, subject to the prior authorization of the audit committee of the Board of Directors (the “Audit Committee”), cause the Company to contract with independent public registered accountants and prepare or cause to be prepared such periodic reports and filings as may be required by any governmental authority, including but not limited to the Securities and Exchange Commission (the “SEC”), in connection with the ordinary conduct of the Company’s business, and otherwise assist the Company with its compliance with applicable legal and regulatory requirements, including without limitation, proxy statements, annual, quarterly and other periodic reports and other filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), returns and filings under the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations or rulings thereunder, the securities and tax statutes of any state or other jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;

(j)    assist in preparing and filing any offering documents, registration statements and prospectuses included therein, and other forms or documents filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any state securities regulations; provided, however, the Company shall be responsible for the content of any and all of its offering documents, SEC filings or state regulatory filings, including, without limitation, those filings referred to in Section 2.1(i), and the Advisor shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company’s offering documents,

SEC filings, state regulatory filings or other filings referred to in Section 2.1(i) and this Section 2.1(j), whether or not material, and the Company shall promptly indemnify Advisor for such costs and liabilities;

(k)    investigate, evaluate, negotiate and otherwise manage and take actions it deems necessary to resolve all Proceedings to which the Company may be a party or otherwise involved or to which the Company may be subject other than any Proceedings to which the Advisor or any of its Affiliates are adverse to the Company, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors, and cause the Company to retain such legal counsel, consultants and other third parties on behalf of the Company, as the Advisor deems necessary in connection with the foregoing, and coordinate, supervise and manage all such legal counsel, consultants and other third parties;

(l)    provide, or cause a third party to provide, the Company with personnel to perform the Company’s risk management and oversight function;

(m)    provide office space, office equipment and personnel necessary for the performance by the Advisor of the services contemplated by this Amended Agreement;

(n)    cause the payments required to fulfill all of the Company obligations to be made, including without limitation payments of interest and principal on indebtedness of the Company and dividends or distributions to stockholders to the extent declared by the Board of Directors;

(o)    communicate with the Company’s investors and analysts as required to satisfy reporting or other requirements of any governing body or exchange on which the Company’s securities are traded and to maintain effective relations with such investors and assist the Company with public relations, marketing materials, website and investor relation services;

(p)    so long as the Board of Directors deems necessary, assist the Company in maintaining its status as a real estate investment trust for U.S. Federal income tax purposes (“REIT”) and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(q)    provide direction and guidance to the Board of Directors in connection with policy decisions considered by the Board of Directors;

(r)    furnish reports and statistical and economic research to the Board of Directors regarding the Company’s activities, investments, financing and capital market activities and services performed for the Company by the Advisor;

(s)    asset manage and monitor the operating performance of the Company’s real estate investments, including monitoring the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and provide periodic reports with respect to the Company’s investments to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(t)    establish, maintain and oversee the Company’s bank accounts (provided that the Advisor shall not be required to provide or assist in proactive investment management strategies or invest excess cash in securities other than U.S. Treasuries);

(u)    consult with the Board of Directors regarding the Company’s capital structure and capital raising;

(v)    take all actions reasonably necessary to enable the Company to comply with and abide by all applicable laws and regulations in all material respects subject to the Company providing appropriate, necessary and timely funding of capital;

(w)    provide the Company with an internal audit staff with the ability to satisfy any applicable regulatory requirements, including requirements of the New York Stock Exchange and the SEC, and any additional duties that are determined reasonably necessary or appropriate by the Audit Committee (“Internal Audit Services”); and

(x)    take such other actions and render such other services as may reasonably be requested by the Company consistent with the purpose of this Amended Agreement and the aforementioned services; provided, that any increase in the scope of duties or services to be provided by the Advisor (i) must be jointly approved by the Company and the Advisor according to Section 9.4 and (ii) will be subject to additional compensation determined in accordance with Section 9.4.

2.2      Officers and Other Personnel.  The Advisor shall make available personnel necessary to perform the services and functions the Advisor is responsible for performing under this Amended Agreement, including persons to serve as officers of the Company.  The Parties agree that persons that are directors, managers, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parent of an Affiliate, may serve as a director or officer of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a director or officer of the Company shall receive any compensation from the Company for serving as a director or officer other than (a) reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board; or (b) as otherwise approved by the Board, including a majority of the Independent Directors, and no such director shall be deemed an Independent Director.  The Advisor or its Affiliates shall neither be obligated to dedicate any of their officers or other personnel exclusively to the Company nor is the Advisor, its Affiliates or any of its officers or other employees obligated to dedicate any specific portion of its or their time to the Company or its business, except as necessary to perform the services provided for in this Amended Agreement provided further that if the Advisor terminates the employment of Richard Stockton without the Company’s consent, and the termination creates any cost or other liability to the Company in regards to unvested options or stock granted by the Company to Mr. Stockton, then the Advisor will be responsible for, and reimburse the Company for, the cost or other liability.

2.3       Professional Services.

(a)     The Advisor shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense.  The Advisor may retain, for and on behalf, and at the sole cost and expense of the Company, such services of any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each a “Person”) as the Advisor deems necessary or advisable in connection with the management and operations of the Company.

(b)     The Parties agree and acknowledge that, to the extent applicable in connection with the application or qualification for any and all licensing exemptions and other exemptions contained in any professional regulatory laws, the Advisor and the Advisor’s personnel are equivalent to “internal personnel” of the Company or shall be otherwise considered to meet applicable standards, and the Company shall not assert that they are not “internal personnel” under such circumstances. Notwithstanding anything to the contrary contained herein, neither the Advisor nor any of its personnel are performing nor shall be required to perform services hereunder that would require the  Advisor or any of its personnel to be licensed as a real estate broker in any state or other jurisdiction.

(c)    Notwithstanding the fact that certain officers and other personnel employed by the Advisor may be both licensed attorneys (each licensed attorney, an “Advisor Attorney”) and officers, managers, partners or employees of the Company, whenever an Advisor Attorney provides legal advice and services in his or her capacity as a manager, partner, officer or employee of the Company, then the Advisor Attorney shall be deemed to be acting in that capacity solely for the Company, and not as a manager, partner, officer or employee of the Advisor or under the control or direction of the Advisor, even if paid by the Advisor. No Advisor Attorney shall be required to provide legal advice to the Company in any situation in which the Company and the Advisor are adverse.

2.4         Board of Directors Matters.

(a)    In accordance with Article VII, Section 4 of the charter of the Company, the Company shall nominate persons designated by the Advisor as candidates for election as directors at any stockholders meeting at which directors are to be elected such that the Advisor designees constitute as nearly as possible 29% of the Board of Directors, in all cases rounding to the next larger whole number, for so long as this Amended Agreement is in effect.

(b)    The Company shall not amend Article VII, Section 4 of the charter of the Company as in effect as of the date of this Amended Agreement or make any other amendments to the charter or bylaws of the Company that would in any way impair the ability of the Company to comply in full with its obligations under this Amended Agreement.

(c)    The Parties stipulate that a breach of this Section 2.4 would cause irreparable harm and that the obligations of the Company under this Section 2.4 shall, in addition to any other remedies available at applicable law, be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

2.5     Certain Related Party Matters.  Any waiver, consent, approval, modification, enforcement matter or election required to be made by the Company under the Mutual Exclusivity Agreement between the Company, Remington Lodging and Hospitality, LLC (“Remington”) and Monty J. Bennett, dated as of November 19, 2013, as the same may be amended from time to time, or the Master Management Agreement between the Company and Remington, dated as of November 19, 2013, as the same may be amended or supplemented from time to time, shall be within the exclusive discretion and control of a majority of the Independent Directors (or higher vote thresholds specifically set forth in such agreements) unless specifically delegated to the Advisor by a majority of the Independent Directors.

2.6     Increase in Scope of Duties.  Any increase in the scope of duties or services to be provided by the Advisor must be jointly approved by the Company and the Advisor pursuant to Section 9.4 and will be subject to additional compensation in accordance with Section 9.4.

2.7      Asset Management. The Advisor shall be the Company’s sole and exclusive asset manager with authority to source, evaluate and monitor the Company’s investment opportunities consistent with the Company’s Investment Guidelines, and to direct the operation and policies of the Company, such as managing the Company’s assets and monitoring the operating performance of the Company’s hotel real estate investments and other assets, including the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and providing periodic reports with respect to the Company’s hotel real estate investments and other assets to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results.

3. AUTHORITY OF ADVISOR.

(a)    Subject only to the express limitations set forth in this Amended Agreement and the continuing authority of the Board of Directors over the management of the Company, the power to direct the management, operation and policies of the Company shall be vested solely and exclusively in the Advisor, including, without limitation, the authority to (i) locate, analyze and select investment opportunities; (ii) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company; (iii) arrange for financing or refinancing of the Company’s assets; (iv) enter into hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof including, without limitation, the negotiation and approval of annual operating and capital budgets thereunder; (v) oversee duly qualified and licensed property managers and other Persons who perform services for the Company; (vi) arrange for, or provide, accounting and other record-keeping functions; (vii) administer distributions and dividends; and (viii) administer the sale, conveyance, contribution or transfer of assets and related closings thereof. Notwithstanding the foregoing, all material decisions with respect to annual capital plans, brand conversions, the commencement or settlement of litigation matters, investment decisions, capital market transactions, annual budgets and management and franchise options recommended by the Advisor, including the acquisition, sale, financing and refinancing of assets, shall be subject to the prior authorization of the Board of Directors, except to the extent such authority is expressly delegated by the Board of Directors to the Advisor. Additionally, if the charter or Maryland General Corporation Law requires the prior approval of the Board of Directors, the Advisor may not take any action on behalf of the Company without the prior approval of the Board of Directors or duly authorized committees thereof.  In such cases where prior approval is required, the Advisor will deliver to the Board of Directors such documents and supporting information as may be reasonably requested by the Board of Directors to evaluate a proposed investment (and any related financing) or other matters requiring the Board of Directors’ authorization.

(b)    The Company hereby authorizes the Advisor, and appoints the Advisor as its attorney-in-fact, to, without limitation, execute and file or record, if necessary, any instrument, document, notice or agreement on its behalf pursuant to the authority granted pursuant to Section 3(a) or otherwise granted by the Company to the Advisor under this Amended Agreement. This power, being coupled with an interest, shall be irrevocable until this Amended Agreement is terminated pursuant to Section 12 and all amounts payable pursuant to Section 12 (including without limitation any Termination Fee) have been paid, satisfied and discharged in full.

4. BANK ACCOUNTS.

(a)    The Advisor shall, and hereby is authorized to, and shall have the exclusive right and authority to, establish and maintain subject to any applicable conditions or limitations of loan documents applicable to the Company, one or more bank, brokerage or similar accounts in the Advisor’s own name for the account of the Company or in the name of the Company and collect and deposit into any account or accounts, and disburse from any such account or accounts, any and all money, securities and other cash equivalents on behalf of the Company, provided that no funds shall be comingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and the independent auditors of the Company.

(b)    In addition to any rights and remedies provided to the Advisor by this Amended Agreement or under applicable law, the Advisor shall have the right in its sole discretion, without prior notice to the Company, to set off, take and apply any monies of the Company on deposit in any bank, brokerage or similar account established and maintained for the Company by the Advisor pursuant to this Section 4 or any money on deposit in the Termination Fee Escrow Account to the payment of all amounts becoming due and payable by the Company; provided, that exercise of any set-off right shall not impact the Company’s obligation to pay any obligations that remain due and payable following set-off by the Advisor.

5. PAYMENT OF EXPENSES.

4.1    Reimbursable Expenses.

(a)    Except as provided herein, the Company shall pay directly or reimburse the Advisor, on the terms provided herein, all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Amended Agreement, including, but not limited to:

(i)        tax, legal, accounting, advisory, investment banking and other third party professional fees; Board of Directors’ fees, retainers and expense reimbursements, taxes and assessments on income or property and taxes as an expense of doing business;

(ii)       any deposits or retainers required by a third party prior to providing services required by the Company or the Advisor;

(iii)       underwriting and brokerage fees and charges;

(iv)       costs associated with insurance (including errors and omissions insurance requested by Section 8.2 purchased by the Advisor);

(v)       interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with establishing and maintaining any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

(vi)       expenses connected with communications to holders of the Company’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders and proxy materials with respect to any meeting of the Company’s stockholders and any other reports or related statements;

(vii)       travel and entertainment expenses;

(viii)      conference sponsorships and other costs and expenses related to conferences;

(ix)        transaction diligence and closing costs;

(x)         dead deal costs or distributions paid by the Company;

(xi)       costs and expenses associated with administering all equity awards or compensation plans established by the Company, including the value of awards made by the Company to the employees, officers, Affiliates and representatives of the Advisor;

(xii)       expenses (including the Company’s pro rata portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office and overhead expenses) relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company, the Advisor or their Affiliates required for the operation of the Company;

(xiii)       any costs and expenses incurred by the Advisor to enforce its rights under Section 12, Section 16 or Section 19 but only to the extent that the Advisor is the prevailing party in the applicable Proceeding; and

(xiv)       any other costs incurred or paid by the Advisor that the Advisor believes, in its sole discretion, are reasonably necessary for the performance by the Advisor of its duties and functions under this Amended Agreement and including any expenses incurred by Advisor to comply with applicable laws or governmental rules or regulations that impose duties on the Company or the Advisor in its capacity as advisor to the Company.

(b)       To the extent that any expenses or costs incurred or paid by the Advisor are also attributable to any other entity advised by the Advisor (including, without limitation, Ashford Trust), the Company shall only be responsible for its allocable share of the office and administrative expenses of the Advisor incurred in providing its duties pursuant to this Amended Agreement allocated as reasonably determined by the Advisor in its discretion pursuant to a methodology reviewed by the Audit Committee on a quarterly basis.

5.2          Advisory Agreement Matters.

(a)    Except as provided below, the Advisor shall be responsible for all wages, salaries, cash bonus payments and benefits related to all employees of the Advisor providing services to the Company (including any officers of the Company who are also officers of the Advisor), provided that the Company shall reimburse the Advisor or be directly responsible for: (i) any expenses for wages, salaries, cash bonus payments and benefits paid by the Advisor to employees providing services related to the Internal Audit Services described in the next sentence, (ii) expenses related to the equity compensation awarded by the Company to employees, officers, Affiliates and representatives of the Advisor pursuant to Section 6.3 below, and (iii) all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to Advisor’s non-executive personnel that are located internationally or that oversee the operations of international assets or related to Advisor’s personnel that source, investigate or provide diligence services in connection with possible acquisitions or investments internationally (“International Expenses”). The Company shall reimburse the Advisor, on a monthly basis, the Company’s pro-rata portion (as reasonably agreed to between the Advisor and a majority of the Company’s Independent Directors or the Audit Committee, chairman of the Audit Committee or lead director) of all expenses related to (x) employment of the Advisor’s internal audit managers and other employees of the Advisor who are actively engaged in providing Internal Audit Services to the Company, (y) the reasonable travel and other out-of-pocket costs of the Advisor relating to the activities of the Advisor’s internal audit employees and the reasonable third party expenses which the Advisor incurs, in each case, in connection with providing Internal Audit Services, and (z) the International Expenses.  These expenses contemplated by this Section 5.2(a) shall include, but are not limited to, salary, wages, payroll taxes and the cost of employee benefit plans.

(b)         The Company also shall pay or reimburse the Advisor for any and all expenses incurred by the Advisor, its board of directors or any committee thereof related to:

(i)         the preparation, negotiation and execution of any further amendment of this Amended Agreement initiated or contemplated by the Company or any other third party including with respect to a potential transaction that could result in a Company Change of Control, for any reason, including but not limited to any third party’s interest in proposing, pursuing, evaluating, negotiating or completing a potential transaction that could result in a Company Change of Control, whether or not any amendment to this Amended Agreement is ultimately completed or abandoned and without regard to the status of the preparation and negotiation of any amendment and including but not limited to any discussion and analysis of the terms and provisions of this Amended Agreement or the process whereby services are performed hereunder that occurs in connection with the foregoing; and

(ii)        the costs and expenses, including but not limited to indemnification for Expenses pursuant Section 8.3(a), related to discussion and analysis of, responding to or defending against any Proceeding related to this Amended Agreement or any amendment thereto, including actual or contemplated Proceedings brought by or against third parties by the Advisor, the Company or any other Indemnified Party but excluding any Proceeding brought by a stockholder of the Advisor against the Advisor.

(c)         Expenses and costs reimbursable under this Section 5.2 shall include the fees and disbursements of legal counsel (including counsel to the Advisor’s board of directors or any committee thereof) and other consultants, advisors or other professionals retained in connection with the matters described in Section 5.2(a) and any fees and expense reimbursements payable to members of the Advisor’s board of directors for service on any committee of thereof established in connection with the matters described in Section 5.2(a) but excluding, for these purposes, any costs incurred by the Advisor, its board of directors or any committee thereof prior to the date of this Amended Agreement to evaluate or negotiate this Amended Agreement.

5.3         Employee Costs.

(a)         Except as otherwise set forth herein, or agreed by the Parties, the Company shall have no obligation to reimburse the Advisor for any wages, salaries, payroll taxes, cash bonus payments, employee benefit plan costs and other benefits (“Employee Costs”) incurred by the Advisor with respect to employees of the Advisor providing services related to the day-to-day operation of the Company.

5.4          Reimbursement Procedures.

(a)         The Company shall pay the costs and expenses that are reimbursable to the Advisor pursuant this Amended Agreement on a monthly basis in advance on the first business day of each month in an amount equal to the “Budgeted Monthly Reimbursements” for the applicable month, subject to reconciliation as provided in Section 5.4(b) hereof if the “Actual Monthly Reimbursements” for the applicable month differ from the Budgeted Monthly Reimbursements. The “Budgeted Monthly Reimbursements” for each month shall be equal to the amount estimated to be payable on account of the costs and expenses that are reimbursable to the Advisor pursuant this Section 5 for each month included in each annual expense budget prepared by the Advisor and approved by the Board of Directors (the “Annual Expense Budget”); provided, that, if the Parties do not agree on an Annual Expense Budget for the applicable fiscal year, the Budgeted Monthly Reimbursements for each month of the existing fiscal year shall be equal to 110% of the Actual Monthly Reimbursements for the same month in the prior fiscal year.

(b)         No later than forty-five (45) days following the end of the applicable fiscal quarter, the Advisor shall calculate (and provide the Company with a copy of the calculation) the costs and expenses that were actually reimbursable to the Advisor pursuant this Section 5 for each month (each amount, the “Actual Monthly Reimbursements”) in the fiscal quarter just ended.  The Company shall have ten (10) business days to review and comment upon the calculation provided by the Advisor.  If the aggregate Actual Monthly Reimbursements payable as calculated by the Advisor for the fiscal quarter just ended exceeds the aggregate Budgeted Monthly Reimbursements paid by the Company pursuant to Section 5.4(a) for the fiscal quarter (the difference being referred to as a “Reimbursement Underpayment”), then the Company shall pay the Advisor the full amount of the Reimbursement Underpayment no later than 55 days following the end of the applicable fiscal quarter.  If the aggregate Budgeted Monthly Reimbursements paid by the Company pursuant to Section 5.4(a) for the fiscal quarter just ended is greater than the aggregate Actual Monthly Reimbursements payable as calculated by the Advisor for the fiscal quarter (the difference being referred to as a “Reimbursement Overpayment”), then the Advisor shall repay the Reimbursement Overpayment to the Company no later than 55 days following the end of the applicable fiscal quarter.

6.           COMPENSATION.  For services rendered by the Advisor, the Company shall pay the Advisor the compensation set forth in this Section 6.

6.1         Base Fee.

(a)         The Company shall, on a monthly basis, pay a fee (the “Base Fee”) in an amount equal to 1/12th of 0.70% of the sum of (i) the Total Market Capitalization for the prior month, and (ii) the Key Money Gross Asset Value, if any, on the last day of the prior month during which this Amended Agreement was in effect; provided, however in no event shall the Base Fee for any month be less than the Minimum Base Fee.

(b)         The Company shall pay the Base Fee or the Minimum Base Fee on the fifth business day of each month based on the calculation in Section 6.1(a) above.

6.2          Incentive Fee.

(a)         In each year that: (i) Company Common Stock is listed for trading on a national securities exchange for each day of the applicable year; and (ii) the Company’s Total Shareholder Return exceeds the simple average Total Shareholder Return for the Peer Group (the “Incentive Fee Threshold”) for the applicable year, the Company shall pay to the Advisor the Incentive Fee.

(b)         “Incentive Fee” means an amount calculated as:

(i)          the amount by which the Company’s annual Total Shareholder Return exceeds the Incentive Fee Threshold expressed as a percentage but capped at 25% (the “Excess Return”), multiplied by

(ii)         0.05, multiplied by

(iii)        the product of (A) the number of shares of Company Common Stock on a fully-diluted basis (assuming, for these purposes, all Common Units and long term incentive partnership units in the Operating Partnership to the extent these units have achieved economic parity with Common Units have been converted into shares of Company Common Stock) multiplied by (B) the Market Price of Company Common Stock at December 31 of the applicable calendar year (or last day of the stub period, if applicable).

(c)          With respect to any year that the Company Common Stock is not listed for trading on a national securities exchange for each day of the applicable year, by January 31 of the next year, the Company shall pay to the Advisor an amount equal to:

(i)          the Incentive Factor, multiplied by

(ii)         the Gross Asset Value of all of the Company’s assets on the last day of the year.

(d)          If this Amended Agreement is terminated on a day other than the last trading day of a calendar year, then the Company’s Total Shareholder Return, the Incentive Fee Threshold and the Total Shareholder Return for each Peer Group Member will be calculated using the closing trading price of Company Common Stock and each Peer Group Member’s common stock on the last trading day immediately preceding the date of termination of this Amended Agreement, and the Incentive Fee, if any, shall be reduced proportionately based on number of days in which this Amended Agreement is in effect for the applicable calendar year.

(e)          Except as otherwise provided herein, the Incentive Fee, if any, is not due and payable unless the FCCR Condition set forth in Section 6.2(g) is satisfied. Except as otherwise provided herein, any Incentive Fee that is earned by the Advisor shall be due and payable in three (3) equal annual installments with the first installment payable on January 15 following the applicable year for which the Incentive Fee is earned and on January 15 of the next two successive years.  Notwithstanding the foregoing, upon any termination of this Amended Agreement for any reason, any unpaid Incentive Fee (including any Incentive Fee installment for the stub period ending on the termination date) shall become fully earned and immediately due and payable without regard to the FCCR Condition defined below, and shall be included in Net Earnings for purposes of determining any Termination Fee, if applicable, relating to such termination.

(f)          Except when the Incentive Fee is due on the date of termination of this Amended Agreement, up to 50% of each installment of the Incentive Fee may be paid, at the option of the Company, in shares of Company Common Stock, with the balance payable in cash and the number of shares of Company Common Stock to be issued being equal to the portion of the Incentive Fee being paid in shares of Company Common Stock divided by the Market Price of the Company Common Stock on the last trading day of the prior fiscal year or the stub period prior to the payment of the applicable installment of the Incentive Fee; provided, that the entire Incentive Fee must be paid by the Company entirely in cash if, at the time for payment of the Incentive Fee:

(i)         the Advisor (or its Affiliates) owns shares of Company Common Stock or Common Units in an amount (determined with reference to the Market Price of the Company Common Stock on the last trading day of the year or stub period) greater in value than or equal to three times the Base Fee actually paid for the preceding four quarters;

(ii)        payment in shares of Company Common Stock  would cause, based upon advice from counsel to the Advisor, the Advisor to be subject to the provisions of the Investment Company Act of 1940, as amended (“Investment Company Act”);

(iii)       the Company Common Stock is not listed on a national securities exchange (or it is reasonably foreseeable that the Company Common Stock will cease to be a listed on a national securities exchange during the next twelve (12) months); or

(iv)        payment in shares of Company Common Stock could have or cause, based upon advice from counsel to the Advisor, an adverse effect on the Company’s ability to maintain its status as a REIT or Remington’s ability to maintain its status as an “eligible independent contractor” as defined in Section 856(d)(9) of the Code or would otherwise not be legally permissible for any reason.

(g)          Upon determining the Incentive Fee, except in the case of any termination of this Amended Agreement in which case the Incentive Fee for the stub period and all unpaid installments of an Incentive Fee shall be deemed earned and fully due and payable, each one-third installment of the Incentive Fee shall not be deemed earned by Advisor or otherwise payable by the Company unless the Company, as of December 31 of the year immediately preceding the year of the due date for the payment of the Incentive Fee installment, has a FCCR of 0.20x or greater (the “FCCR Condition”).  For purposes hereof, “FCCR” shall mean the average ratio of the Company EBITDA to the Company Fixed Charges for the previous four consecutive fiscal quarters.

6.3          Equity Compensation.  To incentivize employees, officers, consultants, non-employee directors, Affiliates or representatives of the Advisor to achieve goals and business objectives of the Company, as established by the Board of Directors, in addition to the Base Fee and the Incentive Fee, the Board of Directors will have the authority to and shall make recommendations of annual equity awards to the Advisor or directly to employees, officers, consultants, non-employee directors, Affiliates or representatives of the Advisor, based on the achievement by the Company of certain financial or other objectives established by the Board of Directors or otherwise as the Board of Directors sees fit. The Company, at its option, may choose to issue such compensation in the form of equity awards in the Company or the Operating Partnership, unless and to the extent that receipt of such equity awards would adversely affect the

Company’s status as a REIT in which case, the equity awards shall be limited to equity awards in the Operating Partnership. For a period of one year from the date of issuance, any such equity awards in the Operating Partnership shall not be transferable, except by operation of law, without the written consent of the Company in its capacity as the general partner which consent may be withheld in the sole and absolute discretion of the general partner; provided, however, the Advisor may assign, without the consent of the general partner, such equity awards to employees, officers, consultants, non-employees, directors, Affiliates or representatives of Advisor provided the one-year restriction on transfer shall remain applicable to such assignee. In addition, except as expressly provided above, any transfer of such equity awards at any time must comply with the transfer restrictions of the Operating Partnership’s partnership agreement or the Company’s charter and bylaws, as applicable.

6.4          [RESERVED].

6.5          Fee Waiver. The Advisor, or its Subsidiaries or Affiliates, may, at its or their option and in its or their sole discretion, choose to waive any fee or reimbursement payable or owing by the Company to the Advisor under this Amended Agreement; provided, however that the Advisor shall be able to offset any fees that it has waived against any reimbursement obligation that may at any time be owed by the Advisor or alleged to be owed to the Company.  Notwithstanding anything to the contrary herein, any waiver of fees or reimbursements for one period shall have no impact on the calculation of the fees or reimbursements payable in any future period that may be based on the past period during which the waiver occurred.

6.6          Fee Renegotiation. If the Advisor has given notice of its election to extend this Amended Agreement in accordance with Section 12.2, either Party may then give written notice to the other Party at least one hundred eighty (180) days prior to the expiration of the then current term to renegotiate the amount of Base Fee or Incentive Fee payable by the Company. Following receipt of a renegotiation notice, each Party shall, for a period of up to sixty (60) days, use its commercially reasonable efforts to negotiate in good faith a revised compensation amount or amounts.  If the Parties are unable to agree on a revised Base Fee or Incentive Fee, then the revised compensation amount shall be determined by an “Arbitration Panel” comprised of three members all of whom have sufficient knowledge and experience of external asset management entities, the national hospitality lodging industry generally and industry standards and market trends for similar advisory agreements in the United States.  The Advisor shall have the right to select one member of the panel (the “Advisor Panel Member”).  The Company shall have the right to select one member of the panel (the “Company Panel Member”).  The third member of the panel shall be selected by the mutual agreement of the Company Panel Member and the Advisor Panel Member; provided that in no event may the Arbitration Panel reduce the multiplier for the Base Fee below 0.65% or increase the multiplier for the Base Fee above 0.75% during the term of this Amended Agreement, including all extensions.  Further, in no event shall the Arbitration Panel reduce the Incentive Fee multiplier below 0.04 or increase the Incentive Fee multiplier above 0.06 during the term of this Amended Agreement.  Each Party shall submit, in writing, a statement summarizing its fee proposal and the underlying rationale therefor with ten (10) business days after selection of the Arbitration Panel is complete.  If the Arbitration Panel requests an in person meeting or teleconference in addition to written statements, the Parties shall use commercially reasonable efforts to attend, and the Parties shall promptly comply with all other reasonable requests by the Arbitrator, including requests for information, books, records and similar items.  The Arbitration Panel shall make a final determination, and notify the parties in writing as soon as practicable but in no event later than thirty (30) days after the panel’s decision no later than thirty (30) days after the Arbitration Panel is selected.  The decision of the Arbitration Panel shall be final, binding and non-appealable on the Parties thereto.

6.7          Expense Reporting.  The Advisor shall disclose, in each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K that it files under the Exchange Act, the total incremental expenses incurred by the Advisor (including all reimbursable expenses) as reasonably determined by the Advisor for the period covered by the report in connection with providing services to the Company under this Amended Agreement, which determination shall be conclusive and binding on the Parties. No later than 30 days after the end of each fiscal quarter or 45 days in the case of the fourth quarter, the Advisor shall provide the Audit Committee with a report, substantially in the form agreed upon by the Parties in connection with this Amended Agreement, of an Accounting Firm that the Advisor’s determination of the total incremental expenses for the applicable period is reasonable. So long as the Accounting Firm’s report is delivered to the Audit Committee in accordance with the form agreed upon by the Parties, the total incremental expenses determined by the Advisor for the applicable period covered by the Accounting Firm’s report shall be binding on both Parties and not subject to revision or challenge. The Advisor acknowledges and agrees that, to the extent it is no longer required to file reports under the Exchange Act, the Advisor will separately report the amount of total incremental expenses as reasonably determined by the Advisor for the applicable period to the Audit Committee.

7.           LIMITATION ON ACTIVITIES.  Except for actions taken at the direction of the Board or in good faith, subject to the Company complying with Section 9.1(c) and notwithstanding anything in this Amended Agreement to the contrary, the Advisor shall not take any action which would (a) adversely affect the then effective tax status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act, (c) knowingly and intentionally cause the Company to violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company, (d) cause the Company to violate any of the rules or regulations of any exchange on which the Company’s securities are listed, the result of which is likely to cause the Company to be delisted or (e) cause the Company to violate the Company’s charter, the Company’s bylaws or any resolutions of the Board of Directors, all as in effect from time to time. The Advisor acknowledges that the Company maintains codes and policies intended to help maintain compliance with applicable laws and regulations and agrees to require its employees who provide services to the Company to comply with all applicable codes and policies.

8.           LIMITATION OF LIABILITY AND INDEMNIFICATION.

8.1          Limitation on Liability.  The Advisor shall have no responsibility other than to render the services and take the actions described herein in good faith and with the exercise of due care and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation of the Advisor. The Advisor

(including its officers, directors, managers, employees and members) will not be liable for any act or omission by the Advisor (or its officers, directors, managers, employees and members) performed in accordance with and pursuant to this Amended Agreement, except by reason of acts or omissions constituting gross negligence, bad faith, willful misconduct or reckless disregard of duties under this Amended Agreement.

8.2          Insurance Coverage of the Advisor.  The Advisor shall maintain errors and omissions insurance coverage and other insurance coverage in amounts which are customarily carried by asset managers performing functions similar to those of the Advisor under this Amended Agreement.  No fidelity bond shall be required.

8.3          Indemnification.

(a)          The Company shall reimburse, indemnify and hold harmless the Advisor and its Affiliates, and their respective partners, directors, officers, managers, members, agents, employees and each other Person, if any, controlling the Advisor (each, an “Advisor Indemnified Party”), to the fullest and broadest extent permitted under the Company’s charter and bylaws and the corporate law of the jurisdiction in which the Company is incorporated including all mandatory provisions that may not be waived from and against any and all losses, claims, damages, liabilities, costs and expenses of any nature whatsoever, including, without limitation, attorney’s fees, court costs, and similar fees and expenses (“Expenses”) with respect to or arising out of this Amended Agreement or the performance by the Advisor of its responsibilities and obligations hereunder (including any pending or threatened litigation except for any Proceeding filed by a stockholder of the Advisor against the Advisor), from any acts or omission of the Advisor (including ordinary negligence and any action taken by the Advisor following a directive by the Board of Directors in its capacity as such and Expenses incurred by the Advisor under Section 5), except with respect to Expenses with respect to or arising out of the Advisor Indemnified Party’s gross negligence, bad faith or willful misconduct, or reckless disregard of its duties under this Amended Agreement.

(b)          The Advisor shall reimburse, indemnify and hold harmless the Company, and its partners, directors, officers, managers, members, agents, employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party;” an Advisor Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) from and against any and all Expenses in respect of or arising from (i) any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under this Amended Agreement or (ii) any claims by employees of the Advisor relating to the terms and conditions of their employment by the Advisor.

(c)          The Company shall reimburse, indemnify and hold each Advisor  Indemnified Party harmless from and against any Expenses, joint or several, to which such Advisor Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Expenses (or Proceedings, whether commenced or threatened, in respect thereof) are arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing with the SEC, any document related to a private offering of securities or any statement of any kind made by the Company and arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a registration statement or prospectus related to an offering of securities registered under the Securities Act, in light of the circumstances under which they were made) not misleading, and will reimburse each such Advisor Indemnified Party for any legal or other expenses reasonably incurred or other Expenses by them in connection with investigating, defending or initiating any such Proceeding. The indemnity hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of any Advisor Indemnified Party or any director, officer or controlling person of any Advisor Indemnified Party, and shall survive the termination of this Amended Agreement pursuant to Section 12. If the indemnification provided for in this Section 8.3(c) is held by a court or government agency of competent jurisdiction to be unavailable to an Indemnified Party or is insufficient to hold the Indemnified Party harmless in respect of any Expenses, then each Indemnified Party shall contribute to the amount paid or payable by the Indemnified Party as between the Advisor, on the one hand, and the Company, on the other hand, in such proportion as is appropriate to reflect the relative fault of Advisor, on the one hand, and of the Company, on the other, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of fraudulent misrepresentation.

(d)          Promptly after receipt by an Indemnified Party of notice of the commencement (or threat of commencement) of any Proceeding, the Indemnified Party shall, if a claim in respect thereof is to be made pursuant hereto, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any Indemnified Party pursuant to this Section 8.3.  In case any such Proceeding shall be brought against an Indemnified Party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the indemnifying party to such Indemnified Party of the indemnifying party’s election to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under Section 8.3 hereof, as applicable, for any legal expenses of other counsel retained by the Indemnified Party or any of the expenses related thereto, in each case subsequently incurred by such Indemnified Party, unless (i) the indemnifying party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such Proceeding (including any impleaded parties) include both the indemnifying party and Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them. The obligations of the indemnifying party under this Section 8.3 shall be in addition to any liability which the indemnifying party otherwise may have under applicable law or otherwise.

(e)          The Company shall advance funds to an Advisor Indemnified Party upon request for any expenses and other costs incurred as a result of any pending or threatened Proceeding or the initiation of a Proceeding by any Advisor Indemnified Party if (i) such Proceeding relates to or arises out of, or is alleged to relate to or arise out of or has been caused or alleged to have been caused in whole or in part by, any action or inaction on the part of the Advisor Indemnified Party in the performance of its duties or provision of its services hereunder; and (ii) the Advisor Indemnified Party undertakes to repay any funds advanced pursuant to this Section 8.3(e) in cases in which such Advisor Indemnified Party would not be entitled to indemnification under this Section 8.3.  If advances are required under this Section 8.3(e), the Advisor Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of the preceding sentence and shall thereafter have the right to bill the Company for, or otherwise require the Company to pay, at any time and from time to time after such Advisor Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Advisor Indemnified Party is entitled to indemnification under Section 8.3, and the Company shall pay the same within thirty (30) days after request for payment. In the event that a determination is made by a court of competent jurisdiction or an arbitrator that the Company is not so obligated in respect of any amount paid by it to a particular Advisor Indemnified Party, such Advisor Indemnified Party will refund such amount within sixty (60) days of such determination, and in the event that a determination by a court of competent jurisdiction or an arbitrator is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Advisor Indemnified Party, the Company will pay such amount to such Advisor Indemnified Party within thirty (30) days of such final determination, in either case together with interest at the current prime rate plus 2% from the date paid until repaid or the date it was obligated to be paid until the date actually paid.

9.           RELATIONSHIP OF ADVISOR AND COMPANY; CAPITALIZATION.

9.1         Contractual Relationship.

(a)          The relationship between the Company and the Advisor under this Amended Agreement shall be contractual in nature. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Amended Agreement shall be construed to make the Company and the Advisor partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and to the management of Ashford Hospitality Trust, Inc. (“Ashford Trust”), or other programs advised, sponsored or organized by the Advisor, Ashford Trust or their Affiliates. The Company shall not revise its Investment Guidelines to be directly competitive with all or any portion of Ashford Trust’s Investment Guidelines in effect as of November 19, 2013 or with all or any portion of the initial Investment Guidelines of any Spin-Off Company.  The Company acknowledges that the Ashford Trust’s Investment Guidelines as of November 19, 2013 and as of the date hereof include all segments of the hospitality industry (including, without limitation, direct, joint venture and debt investments in hotels, condo-hotels, time-shares and other hospitality related assets), with revenue per available room (“RevPAR”) criteria less than two times the then-current U.S. average RevPAR.  The Company further acknowledges that any subsequent change to Ashford Trust’s Investment Guidelines, including in connection with any future spin-off, carve-out, split-off or other consummation of a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly-traded company will not have any impact on or change Ashford Trust’s Investment Guidelines as of November 19, 2013 and as of the date hereof for purposes of enforcing this Section 9.  Except as described in this Section 9.1, this Amended Agreement shall not limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment or activity in which the Company or its Affiliates is a participant, also render advice and service to each and every other participant therein associated with such investments or activities.

(b)          Subject to Section 9.3, to the extent the Advisor deems an investment opportunity suitable for recommendation, the Advisor must present the Company with any investment opportunity that satisfies the Company’s Initial Investment Guidelines to the Company. The Board of Directors will then have ten (10) business days to accept such opportunity, and, thereafter, the Advisor may present the opportunity to Ashford Trust or any other Person advised by the Advisor.  Except as set forth in the preceding sentence, the Company recognizes that it is not entitled to preferential treatment and is only entitled to equitable treatment in receiving information, recommendations and other services.  The Company shall have the benefit of the Advisor’s commercially reasonable best efforts and judgment and the Advisor shall not undertake any activities that, in its good faith judgment, will materially and adversely affect the performance of its obligations under this Amended Agreement.

(c)          The Advisor’s obligations hereunder shall, at all times, be subject to the Company funding sufficient working capital, in amounts deemed necessary by the Advisor to operate the Company and oversee its assets on a day-to-day basis and otherwise perform its duties hereunder.

9.2           Joint Efforts and Mutual Support. The Company acknowledges that the Advisor advises Ashford Trust and may enter into an advisory relationship with additional entities in the future. The Parties hereto agree and acknowledge that each of the Company, the Advisor and Ashford Trust, as well as other Persons that the Advisor may advise in the future, may benefit from the strategic relationships between such Persons and accordingly intend to cooperate to achieve results, pursue transactions jointly or establish other strategic relationships that are in the best interests of each such entities’ respective shareholders.  From time to time, as may be determined by the Independent Directors or the Independent Directors of the Advisor, Ashford Trust and any other Persons that the Advisor may advise in the future, each such entity may provide financial accommodations, guaranties, back-stop guaranties, and other forms of financial assistance to the other entities on terms that the Independent Directors of the respect boards of directors determine to be fair and reasonable. Further to the forgoing, as to potential joint efforts and mutual support, the Parties hereto have established a process whereby the Advisor may assist the Company with its asset acquisitions through the provision of Key Money Investments as provided in Section 16.  Similarly, the Advisor’s growth plans include accessing capital through channels beyond those regularly accessed as of the date hereof, including institutional and other private capital and retail capital (generally through independent commissioned or fee based financial advisory firms).  In such regard, the Company shall give due consideration to proposals by the Advisor to co-invest in assets with capital sourced by the Advisor from such channels or to support the creation of platforms that facilitate access to such capital sources.

9.3           Conflicts of Interest.

(a)           To minimize conflicts between Ashford Trust and the Company, both of which are advised by the Advisor, Ashford Trust and the Company have identified a principal investment focus and have set parameters for real estate investments, including parameters primarily relating to RevPAR, segments, markets and other factors or financial metrics.  The asset type, together with the relevant parameters for investments are referred to as such Person’s “Investment Guidelines,” and the “Initial Investment Guidelines” of the Company are the Investment Guidelines of the Company as set forth below.  The Company may modify or supplement, after consultation with Advisor, the Company’s Investment Guidelines upon written notice to the Advisor from time to time (subject, however, to the prohibition in Section 9.1(a) restricting the Company from changing the Initial Investment Guidelines to be directly competitive with all or any portion of Ashford Trust’s Investment Guidelines as of November 19, 2013 or the initial Investment Guidelines of any Spin-Off Company). The Company’s Investment Guidelines as of the date hereof are hotel real estate assets primarily consisting of equity or ownership interests, as well as debt investments when such debt is acquired, or secured with appropriate means, with the intent of obtaining an equity or ownership interest, in:

(i)          full service and urban select service hotels with trailing 12- month average RevPAR or anticipated 12-month average RevPAR of at least 2.0 times the then-current U.S. national average RevPAR for all hotels as determined with reference to the most current Smith Travel Research reports, generally in the 20 most populous metropolitan statistical areas, as estimated by the United States Census Bureau and delineated by the U.S. Office of Management and Budget;

(ii)         luxury hotels meeting the RevPAR criteria set forth in clause (i) above and situated in markets that may be generally recognized as resort markets; and

(iii)        international hospitality assets predominantly focused in areas that are general destinations or in close proximity to major transportation hubs or business centers, such that the area serves as a significant entry or departure point to a foreign country or region of a foreign country for business or leisure travelers and meet, or are projected to meet, the RevPAR criteria set forth in clause (i) for that asset as compared to the average RevPAR for the foreign country in which the asset is located.

In determining whether an asset satisfies the Company’s Investment Guidelines, the Advisor shall make a good faith determination of projected RevPAR, taking into account historical RevPAR as well as such additional considerations as conversions or reposition of assets, capital plans, brand changes and other factors that may reasonably be forecasted to raise RevPAR after stabilization of such initiative.

(b)          If the Company materially modifies its Initial Investment Guidelines set forth in Section 9.3(a) above without the written consent of the Advisor, the Advisor will not have an obligation to present investment opportunities to the Company as set forth in Section 9.1(b) above at any time thereafter, regardless of any subsequent modifications by the Company to its Investment Guidelines.  The Advisor shall allocate investment opportunities to Persons (including, without limitation, Ashford Trust, the Company, any Spin-Off Companies or other Persons) which Advisor advises consistent with the terms of this

Amended Agreement, taking into account such factors as the Advisor deems relevant, in its discretion, subject to any then existing or future obligations that the Advisor may have to other Persons.  The Company acknowledges that if it materially modifies its Initial Investment Guidelines, the Company will be entitled only to the Advisor’s reasonable best judgment in allocating investment opportunities but will not be entitled to the rights set forth in Section 9.1(b).

(c)          If the Advisor sources or otherwise has access to a portfolio of assets comprised of assets that satisfy the Company’s Investment Guidelines and Ashford Trust’s Investment Guidelines as in effect as of the date hereof or, as applicable, one or more other Persons advised by the Advisor, the Advisor will endeavor in its sole judgment made in good faith to present the opportunity to the Company and, if applicable, such other Person(s) (including Ashford Trust) to the extent the Advisor determines that such portfolio can be reasonably divided by asset type and acquired on the basis of such asset types in satisfaction of each Person’s Investment Guidelines. If the Company and, if applicable, such other Person(s) (including Ashford Trust) approve its portion of such acquisition, the Company and, if applicable, such other Person(s) (including Ashford Trust) will cooperate in good faith in completing the acquisition of the portfolio. If the portfolio cannot be reasonably separated by asset type, the Advisor shall allocate portfolio investment opportunities, in its sole and absolute discretion, between the Company and, if applicable, other Persons (including Ashford Trust) advised by the Advisor, in an equitable manner consistent with the Company’s Investment Guidelines and, if applicable, Investment Guidelines of other Persons (including Ashford Trust) advised by the Advisor. In making this determination, the Advisor will consider, in its sole discretion, the Investment Guidelines and investment strategy of each entity with respect to the acquisition of properties, portfolio concentrations, tax consequences, regulatory restrictions, liquidity requirements, leverage and other factors deemed relevant by the Advisor. Notwithstanding the foregoing, if the Company materially modifies its Initial Investment Guidelines without the written consent of the Advisor, the Advisor will not have an obligation to present portfolio acquisition opportunities to the Company as set forth in this Section 9.3(c) at any time thereafter, regardless of any subsequent modifications by the Company to its Investment Guidelines.  Instead, the Advisor shall use its judgment in determining whether to allocate any portion of a portfolio investment to the Company, taking into account such factors as the Advisor deems relevant, in its sole and absolute discretion, subject to any obligations that the Advisor may have to other Persons; provided, that the Advisor will have no obligation to make any such portfolio investment opportunity available to the Company.

9.4           Exclusive Provider of Products or Services.

(a)          If at any time the Company desires to engage a third party to perform services or deliver products (other than the services contemplated by this Amended Agreement, these services, the “Additional Services”) and provided that the Company has the right to control the decision on the award of the applicable contract, the Advisor directly or through Affiliates including Majority or Minority Subsidiaries, shall have the exclusive right to provide the Additional Services at Market Rates. Any proposal of the Advisor to provide Additional Services must be approved by a vote of a majority of the Independent Directors. The Independent Directors shall vote upon the proposal made by the Advisor within ten (10) business days of receipt from the Advisor. The Advisor shall have no authority or obligation to provide the Additional Services unless and until approved by the requisite vote of the Independent Directors.

(b)          If a majority of the Independent Directors of the Company affirmatively votes that the proposed pricing of the Advisor is not at a Market Rate, then the Company and the Advisor shall engage a recognized consultant acceptable to each of the Company and the Advisor to determine the Market Rates for the Additional Services; provided, however, if the Company and the Advisor cannot agree on a mutually acceptable consultant, each of the Company and the Advisor shall name a recognized consultant and those two shall select the consultant to be used for the purposes of this Section 9.4. If the consultant’s opinion of Market Rates reflects Market Rates lower than the pricing proposed by the Advisor, the Advisor will pay the expenses of the consultant and shall have the option to provide the Additional Services at Market Rates as determined by the consultant.  If the consultant determines that the proposed pricing by the Advisor is at or below Market Rates, then the Company shall pay the expenses of the consultant and shall engage Advisor at the Market Rate as determined by the consultant. If the Company rejects Additional Services proposed by the Advisor and later determines to utilize the same Additional Services, the Advisor, directly or through Affiliates including Majority or Minority Subsidiaries, shall have the exclusive right to provide those Additional Services, subject to the process to confirm Market Rates in this Section 9.4(b).

(c)          The Company acknowledges that the Advisor (and its Affiliates) may receive allowances, rebates or other payments in exchange for the purchase or lease of goods, services, systems or programs involving any services or products provided or sold to the Company, its Affiliates and any hotels owned by the Company.  In each case, the Advisor shall provide the Company’s Independent Directors with information regarding the nature and amount of the allowance, rebate or other payment and the Advisor shall be permitted to receive the allowance, rebate or other payment subject to the approval of the Company’s Independent Directors, which approval shall not be unreasonably withheld.

9.5           The Ashford Name.  The Advisor and its Affiliates have a proprietary interest in the trademarked “Ashford” name and logo. The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the “Ashford” name and logo during the term of this Amended Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, within sixty (60) days after receipt of written request from the Advisor, cease to conduct business under or use the name “Ashford” or any derivative thereof and the Company shall change its name and the names of any of its Subsidiaries to a name that does not contain the name “Ashford” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, service marks, logos, or other marks necessary to remove any references to the word “Ashford.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having

“Ashford” as a part of their name and using the “Ashford” logo, all without the need for any consent (and without the right to object thereto) by the Company.

10.           BOOKS AND RECORDS.  All books and records compiled by the Advisor with respect to the Company’s business and assets in the course of discharging its responsibilities under this Amended Agreement shall be the property of the Company and shall be delivered by the Advisor to the Company immediately upon any termination of this Amended Agreement regardless of the grounds for such termination (including, but not limited to, a breach by the Company of this Amended Agreement); provided, however, that the Advisor shall have reasonable access to such books and records to the extent reasonably necessary in connection with the conduct of its services hereunder and may, in any event, retain a copy of the books and records.  During the term of this Amended Agreement, the books and records of the Company maintained by the Advisor shall be accessible for inspection by any designated representative of the Company upon reasonable advance notice and during normal business hours.

11.           CONFIDENTIALITY.

11.1         Confidential Information; Duty to Keep Confidential.  Each of the Advisor and the Company shall keep confidential any and all non-public information about the other Party (“Confidential Information”), written or oral, obtained by such Party in connection with this Amended Agreement except that such Confidential Information may be shared (a) with Affiliates, officers, directors, employees, agents and other parties who need such Confidential Information for either Party to be able to perform its duties or obligations hereunder, (b) with appraisers, lenders, bankers and other parties as necessary in the ordinary course of either Party’s business, (c) in connection with any governmental or regulatory filings of either Party, filings with the New York Stock Exchange or other applicable securities exchanges or markets, or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (d) with governmental officials having jurisdiction over the Company and (e) as required by law, rule or regulation.

11.2         Permitted Disclosure.  Nothing will prevent either Party from disclosing Confidential Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (c) to the extent reasonably required in connection with the exercise of any right or remedy under this Amended Agreement, or (d) to either Party’s legal counsel or independent auditors; provided, however that with respect to (a) and (b), so long as legally permissible, whichever Party discloses any Confidential Information shall give notice to the other Party so that such Party may seek, at its sole expense, an appropriate protective order or waiver.

11.3         Exclusions.  For purposes of this Amended Agreement, Confidential Information shall not include (a) information that is available to the public from a source other than the applicable Party, (b) information that is released in writing by the applicable Party to the public or to persons who are not under similar obligations of confidentiality to the applicable Party, or (c) information that is obtained by the applicable Party from a third party which, to the best of the applicable Party’s knowledge, does not constitute a breach by such third party of an obligation of confidence.

12.           TERM AND TERMINATION.

12.1         Term.  This Amended Agreement shall be effective on the date of Company Stockholder Approval.  The initial term of this Amended Agreement shall expire on January 24, 2027, subject to Section 12.2 hereunder.

12.2         Term Extension Rights of Advisor.  This Amended Agreement may be extended by the Advisor for up to seven successive additional ten-year terms upon written notice to the Company, given at least two hundred and ten (210) days prior to the expiration of the then current term, of the Advisor’s election to extend this Amended Agreement on the same terms and conditions of this Amended Agreement, subject to the rights of the Parties under Section 6.6.

12.3         Termination by the Company.  This Amended Agreement may be terminated by the Company upon written notice to the Advisor and no Termination Fee shall be due and payable by the Company to the Advisor under the following circumstances:

(a)           upon the Advisor’s conviction (including a plea or nolo contendere) by a court of competent jurisdiction of a felony;

(b)          if the Advisor commits an act of fraud against the Company, converts the funds of the Company or acts in a manner constituting gross negligence in the performance of the Advisor’s material duties under this Amended Agreement (including a failure to act); provided, however, that the Company will not have the right to terminate this Amended Agreement if any fraud, conversion or actions or omissions described in this Section 12.3(b) are caused by an employee or an officer of the Advisor or an Affiliate of the Advisor and the Advisor takes all reasonable necessary and appropriate action against that person and cures the damage incurred by the Company within 45 days of the Advisor’s actual knowledge of the commission or omission;

(c)          a Bankruptcy Event occurs with respect to the Advisor; or

(d)          (i)           upon the entry by a court of competent jurisdiction of a final non-appealable order awarding monetary damages to the Company based on a finding that the Advisor committed a material breach or default of a material term, condition, obligation or covenant of this Amended Agreement, which breach or default had a Material Adverse Effect, but only where the Advisor fails to pay the monetary damages in full within sixty (60) days of the date when the monetary judgment becomes final and non-appealable. For the avoidance of doubt, if the Advisor pays the monetary judgment in full within sixty (60) days of the judgment becoming final and non-appealable, the Company shall not have the right to terminate this Amended Agreement. Notwithstanding the above, if the Advisor notifies the Company that the Advisor is unable to pay any judgment for monetary damages in full within 60 days of when the judgment becomes final and non-appealable, the Company may not terminate this Amended Agreement if, within the 60-day period, the Advisor delivers a promissory note to the Company having a principal amount equal to the unpaid balance of the judgment and bearing interest at 8.00% per annum, which note shall mature on the 12 month anniversary of the date that the court’s judgment becomes final and non-appealable.  The Company may terminate this Amended

Agreement if the Advisor fails to pay all principal and interest due under the note by the maturity date of the note.

(ii)         Prior to initiating any Proceeding claiming a material breach or default by the Advisor, the Company shall give written notice of the default or breach to the Advisor specifying the nature of the default or breach and providing the Advisor with an opportunity to cure the default or breach within no less than sixty (60) days of notice, or if the default or breach is not reasonably susceptible to cure within sixty (60) days, an additional cure period as is reasonably necessary to cure the default or breach so long as the Advisor is diligently and in good faith pursuing the cure.

12.4         Company Change of Control.

(a)           This Amended Agreement may be terminated, subject to the requirements of Section 12.5(a)–(b) below, by either Party effective upon the occurrence of closing of a transaction contemplated by a Change of Control Agreement, completion of a Change of Control Tender, or occurrence of a Voting Control Event; provided that the Party desiring to terminate shall give written notice of intent to terminate to the other Party on a date (i) no earlier than the date on which: (1) the Company enters into a Change of Control Agreement; (2) the Company’s Board of Directors recommends that the Company’s stockholders accept the offer made in a Change of Control Tender; or (3) a Voting Control Event occurs; and (ii) no later than two (2) days after closing of a transaction contemplated by a Change of Control Agreement, completion of a Change of Control Tender, or occurrence of a Voting Control Event.  This Amended Agreement shall terminate at the time set forth in Section 12.5 hereof.

(b)          (i)           The Termination Fee shall be due and payable by the Company to the Advisor upon the later of closing of a transaction contemplated by a Change of Control Agreement, completion of a Change of Control Tender, or occurrence of a Voting Control Event or the notice of termination provided under Section 12.4(a) above; (ii) at the time (A) the Company enters into a Change of Control Agreement; (B) a Change of Control Tender is initiated and the Company’s Board of Directors recommends acceptance by the Company’s stockholders; or (C) a Voting Control Event occurs; the Advisor may, and hereby is authorized to, in the name of and on behalf of the Company, transfer cash of the Company maintained in bank, brokerage or similar accounts established by the Advisor for the Company pursuant to Section 4 to the Termination Fee Escrow Account in an amount equal to the Termination Fee plus the Uninvested Amount less any outstanding amount owed by the Advisor to the Company as a result of a judgment contemplated by Section 12.3(d), referred to herein as the “Outstanding Judgment,” plus any and all other amounts that would be due and payable by the Company to the Advisor pursuant to this Section 12.4(b) or Section 12.5(b)(ii)–(vi) if the Termination Payment Time had occurred concurrently with the events described in (A) – (C) above. The amount required to be deposited into the Termination Fee Escrow Account shall be referred to herein as the “Required Amount.”  Notwithstanding the above, if the amount to be deposited into the Termination Fee Escrow Account would cause the Company’s remaining cash and cash equivalents to be less than the Working Capital Reserve, then the Company may reduce the Required Amount by an amount of cash equal to the difference between the Working Capital Reserve and cash and cash equivalents that would be remaining on the Company’s balance sheet prepared in accordance with GAAP outside of the Termination Fee Escrow Account. All amounts so deposited shall be retained in escrow pursuant to the terms of the Termination Fee Escrow Agreement. The Company and the Advisor shall equally share all costs of the Termination Fee Escrow Account including the reasonable fees and expenses of each Escrow Agent.

(c)           Notwithstanding Section 12.4(b)(ii) above, if, in the case of an event described in Section 12.4(a)(i)(2)-(3), the Company does not deposit cash equal to the Required Amount into the Termination Fee Escrow Account, then the Company shall deliver to the Escrow Agent for the Termination Fee Escrow Account, the Letter of Credit; provided that the Company has deposited an amount of cash equal to at least 50% of the Required Amount.  The Advisor shall have the right and power, without any further approval of the Company to cause the Escrow Agent to draw on the Letter of Credit, provided that any draws on the Letter of Credit shall remain in the Termination Fee Escrow Account.

(d)          If the face amount of the Letter of Credit is not equal to at least the aggregate of the Required Amount less the cash deposited into the Termination Fee Escrow Account, then to secure prompt and complete payment of any deficit, the Company shall pledge and grant to Advisor a continuing first priority security interest in and lien upon the Company’s right, title and interest in, to and in real property, personal property and other assets acceptable to the Advisor owned by the Company, and having a book value of no less than 120% of the deficit (collectively, the “Collateral”).  In addition, the Company shall execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or reasonably desirable, or that Advisor may reasonably request (including without limitation the filing of any fee and leasehold mortgages), in order to perfect and protect the security interest in the Collateral described above to enable Advisor to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.  The Company hereby irrevocably authorizes Advisor to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that provide any information required by part 5 of Article 9 of the Uniform Commercial Code or such other jurisdiction for the sufficiency or filing office acceptance of any, financing statement or amendment relating to the Collateral.  The Company agrees to furnish any such information to Advisor promptly upon Advisor’s request.

12.5         Termination Obligations; Termination Fee Escrow Account.

(a)          Any amounts due and payable in connection with any termination of this Amended Agreement pursuant to this Section 12 shall become due and payable at the time set forth in this Section 12.5(a) (each such time, a “Termination Payment Time”). No termination of this Amended Agreement shall become effective unless and until any and all amounts due and payable in connection with a termination pursuant to this Section 12 have been fully paid.  Subject to all amounts being paid, the Termination Payment Time shall occur: (i) with respect to any termination of this Amended Agreement pursuant to Section 12.3, at the effective time of the termination under that section; or (ii) with respect to any termination of this Amended Agreement by the Company or the Advisor pursuant to Section 12.4(a), at the time all amounts due and payable under Section 12.5(b) have been paid.

(b)          At the Termination Payment Time, the Company shall pay to the Advisor the following amounts which shall become immediately due and payable at the occurrence of closing of a Company Change of Control, giving effect to the transfer of amounts deposited in the Termination Fee Escrow Account: (i) the Termination Fee (and, for the avoidance of doubt, any working capital previously set aside to the extent needed to pay any balance on the Termination Fee) and the Adjusted Termination Fee less any Outstanding Judgment; plus (ii) all Base Fees and Incentive Fees (including any accrued Base Fees and Incentive Fees through the Termination Payment Time); plus (iii) the Uninvested Amount; plus (iv) all costs and expenses reimbursable pursuant to Section 5 through the Termination Payment Time; plus (v) the Key Money Clawback Amount, pursuant to Section 16.3; plus (vi) any other amounts then due and payable hereunder including but not limited to any interest that has accrued but not been paid pursuant to Section 19(b).

(c)          At the Termination Payment Time, the Advisor shall have the right and authority to notify the Escrow Agent for the Termination Fee Escrow Account that the Termination Payment Time has occurred and to cause the Escrow Agent to disburse to the Advisor, by cashier’s check or wire transfer, the cash funds, including any cash generated by drawing on the Letter of Credit either prior to or at the Termination Payment Time, in the Termination Fee Escrow Account at the applicable Termination Payment Time without any action required on the part of the Company. The Advisor shall also have the right and power, without any further approval of the Company to exercise, by foreclosure or otherwise, any rights in the Collateral, pursuant to the security interest granted to the Advisor therein.  Any cash in the Termination Fee Escrow Account that exceeds the amounts due and payable under Section 12.5(b) shall be disbursed by the Escrow Agent to the Company, by cashier’s check or wire transfer. The Advisor shall retain all rights to pursue collection and payment of any amounts that are not otherwise paid through the exercise of rights under the Termination Fee Escrow, the Letter of Credit and against the Collateral.  If the applicable Change of Control Agreement is terminated, the Change of Control Tender is withdrawn or fails to be consummated or the Voting Control Event does not occur, then, upon notice from the Company to the Advisor, the Advisor shall, as soon as reasonably practicable, notify in writing  the Escrow Agent for the Termination Fee Escrow Account and the Escrow Agent for the Termination Fee Escrow Account shall disburse to the Company, for deposit into one of the bank, brokerage or similar accounts established by the Advisor for the Company pursuant to Section 4, the cash (net of any applicable fees and expenses associated with the Termination Fee Escrow Account) in the Termination Fee Escrow Account.  Further, the Advisor shall release all liens on the Collateral, cause the Letter of Credit to terminate by its terms and the Company’s obligations hereunder shall remain in full force and effect.

(d)          At the Termination Payment Time and subject to the Advisor’s rights under Section 4 and the full payment of all other amounts due and payable pursuant to this Section 12.5, the Advisor shall: (i) pay over all money collected and held for the account of the Company, provided that the Advisor shall be permitted to deduct any amount required to pay amounts due and payable pursuant to this Section 12.5; (ii) deliver a full accounting of all accounts held by the Advisor in the name of or on behalf of the Company; and (iii) deliver all documents, files, contracts and assets of the Company in the possession of the Advisor to the Company subject to the rights of the Advisor in Section 10 hereunder to retain a copy; and (iv)

cooperate with and assist the Company in executing an orderly transition of the management of the Company’s assets to a new advisor.

(e)           In connection with any termination pursuant to Section 12.4(a), if requested by the Company, the Advisor may agree, in its sole discretion, to provide, transition services agreed to by the parties for a period of up to thirty (30) days in consideration for the payment of Base Fees and Incentive Fees equal to the monthly average Base Fee and Incentive Fee due and payable or paid for the three months prior to the month in which the Termination Payment Time occurs. During any period of continued service pursuant to this Section 12.5(e), the Advisor shall also be entitled to reimbursements of costs and expenses required by Section 5.

12.6         No Solicitation.  During the term of this Amended Agreement (including any extension term) until two years following the termination of this Amended Agreement other than a termination of the Advisor under Section 12.3 hereunder, the Company shall not, without the Advisor’s prior written consent, directly or indirectly, (a) solicit or encourage any Person to leave the employment or other service of the Advisor or any of its Affiliates but excluding for these purposes, persons employed by Remington or its subsidiaries who manage the hotels owned by the Company at the hotel level (the “Hotel Employees”), or (b) hire, on behalf of the Company or any other Person, any Person who has left the employment of the Advisor or any of its Affiliates (except the Hotel Employees) within the two-year period following the termination of that Person’s employment with the Advisor or any of its Affiliates.  During the term of this Amended Agreement (including any extension term) until two years following the termination of this Amended Agreement other than a termination of the Advisor for cause, the Company will not, whether for its own account or for the account of any other Person, firm, corporation or other business organization, intentionally interfere with the relationship of the Advisor or any of its Affiliates with, any Person who during the term of this Amended Agreement is, or during the preceding two-year period was, a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or any of its Affiliates; provided however, that notwithstanding the foregoing, the establishment or continuation by the Company or a new external advisor to the Company of commercial relationships for the Company with any such other Person, firm, corporation or other business organization after the termination of this Amended Agreement shall not be deemed to constitute intentional interference with the relationships of the Advisor and its Affiliates with such Person, firm, corporation or other business entity.

12.7         Repurchase of Stock of Advisor.  Immediately upon termination of this Amended Agreement for any reason, the Advisor shall have the right to repurchase any shares of outstanding common stock of the Advisor (“Advisor Common Stock”) and any units of the Advisor’s operating company (“Advisor Units”) held by the Company at a price equal to the Average VWAP of the Advisor Common Stock for the ten (10) consecutive trading days immediately preceding the date such repurchase option is exercised. Such repurchase rights shall terminate on the two-year anniversary of the termination of this Amended Agreement.  All shares of Advisor Common Stock or Advisor Units held by the Company upon the termination of this Amended Agreement shall be encumbered with Advisor’s repurchase right, even if the Company transfers such Advisor Common Stock or Advisor Units prior to the termination of the Advisor’s repurchase right. Notwithstanding anything to the contrary in this Amended

Agreement, the Advisor may assign its repurchase rights pursuant to this Section 12.7 to any Person without consent of the Company.

12.8         Survival of Specific Provisions.  The following Sections, including the rights and obligations contained therein, shall survive the termination of this Amended Agreement: Section 5, Section 6, Section 8, Section 9.5, Section 10, Section 11, Section 12, Section 16.3, Section 17 and Section 21.

13.           NOTICES.  All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted hereunder, except as herein otherwise may be specifically provided, shall be in writing and shall be satisfied when:  (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; or (d) sent by facsimile, .pdf or other similar electronic transmission, provided confirmation of receipt is received by sender and the original Notice is sent or delivered contemporaneously by an additional method provided in this Section 13, in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

If to the Company, to:

Ashford Hospitality Prime, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: Chief Executive Officer
Fax: 972-980-2705
Email: rstockton@ashfordinc.com

With a copy to:

Ashford Hospitality Prime, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX  75254
Attention: General Counsel
Fax: 972-980-2705
Email: dbrooks@ashfordinc.com

If to the Advisor, to:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: Chief Executive Officer
Fax: 972-980-2705
Email: mbennett@ashfordinc.com

With a copy to:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX  75254
Attention:  General Counsel
Fax: 972-980-2705
Email: dbrooks@ashfordinc.com

Either Party hereto may designate a different address by written notice to the other party delivered in accordance with this Section 13.

14.           DELEGATION OF RESPONSIBILITY AND ASSIGNMENT.

14.1        Delegation and Assignment by Advisor.

(a)          Notwithstanding anything in this Amended Agreement, the Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Amended Agreement or the charter of the Company.

(b)          The Advisor may assign this Amended Agreement to any Affiliate that remains under the control of the Advisor without the consent of the Company.

14.2         Assignment by Company.  The Company may not assign this Amended Agreement without the prior written consent of the Advisor, except in the case of assignment by the Company to another REIT or other organization that is a successor, by merger, consolidation, purchase of assets, or other similar transaction, to the Company; provided, that, any such consent of the Advisor shall not impact the Company’s obligation to pay the Termination Fee and any other amounts that become due and payable to the Advisor under this Amended Agreement.

14.3         Successors and Permitted Assigns.  This Amended Agreement shall inure to the benefit of and be binding upon the Parties to this Amended Agreement and their respective successors and permitted assigns, and no other Person shall acquire or have any right under, or by virtue of, this Amended Agreement. The Company shall be entitled to assign this Amended Agreement to any successor subject to all of the rights and obligations set forth herein.  The Advisor shall have the right to assign this Amended Agreement to any Affiliate except to the extent explicitly set forth in this Amended Agreement.

15.           FUTURE SPIN-OFF BY THE COMPANY.  If the Company elects to spin-off, carve-out, split-off or otherwise consummate a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly-traded company to hold such division or subset of assets constituting a distinct asset type or Investment Guidelines (collectively, a “Spin-Off Company”), the Company and Advisor agree that such

Spin-Off Company shall be externally advised by the Advisor pursuant to an advisory agreement containing substantially the same terms set forth in this Amended Agreement.

16.           KEY MONEY INVESTMENTS.

16.1         Key Money Investment. The Advisor hereby agrees, from time to time, to contribute to the Company or to one or more to-be-specified taxable REIT subsidiaries of the Company or other Affiliates of the Company, a mutually agreed upon investment (“Key Money Investments”) to facilitate the acquisition of one or more properties (“Key Money Assets”) by the Company if a majority of the independent board members of each of the Company and the Advisor have determined that without such an investment, the acquisition of such property would be uneconomic to the Company.  Key Money Investments may be in the form of, but will not be limited to, cash, notes, equity of the Advisor, the acquisition of furniture, fixture and equipment (“FF&E”) by Advisor for use by the Company at the acquired property, any other consideration mutually agreed to by the Company and Advisor, or any combination thereof.  All terms of any Key Money Investment will be in the form agreed to by the Advisor and the Company at the time the Advisor makes or approves of the investment, and the Company agrees and acknowledges that it will utilize the Advisor as the asset manager with respect to any Key Money Asset acquired with a Key Money Investment and the Company will pay the Advisor the Key Money Asset Management Fee that is included in the definition of Base Fees for such asset management services.  The Advisor and the Company may agree to additional incentive fees based on the performance of any Key Money Asset (“Key Money Incentive Fees”).  All terms and conditions of any Key Money Investment (including additional incentive fees) will be documented in an addendum to this Amended Agreement or a separate asset management agreement, as determined appropriate by the Parties.

16.2         Value of Advisor Equity.  If the Key Money Investment is made in the form of equity of the Advisor, the value of such Key Money Investment will be based on the average of the daily Market Price of the Advisor Common Stock for the ten (10) consecutive trading days immediately preceding the date the Key Money Investment is made.

16.3         Clawback of Key Money Investment.  The Advisor shall receive at least a per annum return of not less than 5% on each Key Money Investment (such per annum return together with the initial Key Money Investment amount, the “Key Money Return”), through the payment of the Key Money Asset Management Fees and Key Money Incentive Fees, if applicable.  If the Company either (a) disposes of any Key Money Asset or (b) terminates this Amended Agreement (or the applicable asset management agreement) for any reason, in each case prior to the date the Advisor has received the Key Money Return (calculated on an investment by investment basis), the Company shall pay to the Advisor an amount equal to the difference between the Key Money Return and the amount actually received by the Advisor in Key Money Asset Management Fees and Key Money Incentive Fees related to each Key Money Asset and (the “Key Money Clawback Amount”).  The applicable Key Money Clawback Amount, if any, shall be due and payable on the same date the Company disposes of the property, whether by sale or otherwise, or upon the occurrence of a Company Change of Control or any termination of this Amended Agreement, whichever is applicable.

16.4         Use and Pledge of FF&E.  If the Key Money Investment is made by Advisor purchasing FF&E for a Key Money Asset, the Advisor shall grant the Company the right to use the applicable FF&E pursuant to mutually agreed upon terms including the filing by the Advisor of a precautionary UCC financing statement if deemed applicable in the sole discretion of the Advisor, and, upon request, the Advisor will, if permitted by the terms and conditions of any applicable debt agreement applicable to the Advisor, grant a security interest in such FF&E to any lender who so requests in connection with the financing of such Key Money Asset by the Company.  Upon termination of this Amended Agreement, the Company’s right to use any applicable FF&E shall terminate, the Company shall cause any lender holding a security interest in the applicable FF&E to release the security interest granted to the lender.

17.           EQUITY OWNERSHIP.

17.1         Registration Rights for Equity.

(a)          The Advisor hereby agrees to promptly, but in no event later than one hundred and twenty (120) days following any issuance under this Amended Agreement of equity securities of the Advisor to the Company pursuant to an exemption from registration under the Securities Act, file a resale registration statement with respect to such equity securities, including without limitation any Advisor Common Stock issuable upon conversion or exchange of such equity securities.

(b)          The Company hereby agrees to promptly, but in no event later than one hundred and twenty (120) days following any issuance under this Amended Agreement of equity securities of the Company to the Advisor pursuant to an exemption from registration under the Securities Act, file a resale registration statement with respect to such equity securities, including without limitation any Company Common Stock issuable upon conversion or exchange of such equity securities.

17.2         Registration Procedures.

(a)           In connection with the filing of any registration statement (a “Registration Statement”) required to be filed by either the Advisor or the Company (in such capacity, the “Issuer”) pursuant to Section 17.1, the Issuer will: (i) use its reasonable best efforts to have such Registration Statement declared effective; (ii) furnish to whichever of the Company or the Advisor is the holder of the equity securities to be registered (in such capacity, the “Selling Stockholder”) such number of copies of prospectuses, and supplements or amendments thereto, and such other documents as such Selling Stockholder reasonably requests; (iii) register or qualify the equity securities to be registered pursuant to a Registration Statement (any such equity securities, “Registrable Securities”) under the securities or blue sky laws of such jurisdictions within the United States as any holder of Registrable Securities shall reasonably request, and do such other reasonable acts and things as may be required of it to enable such holders to consummate the sale or other disposition in such jurisdictions of the Registrable Securities; provided, however, that the Issuer shall not be required to (A) qualify as a foreign entity or consent to a general or unlimited service or process in any jurisdictions in which it would not otherwise be required to be qualified or so consent or (B) qualify as a dealer in securities; (iv) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC; and (v) supplement or make amendments to any Registration Statement, if required by the rules, regulations or instructions applicable to the registration form utilized by Issuer or by the Securities Act or rules and regulations thereunder for such Registration Statement.

(b)          In connection with the filing of a Registration Statement, the Selling Stockholder agrees to furnish to the Issuer, upon request, such information with respect to the Selling Stockholder as may be required to complete and file the Registration Statement.

(c)          In connection with and as a condition to the Issuer’s obligations with respect to the filing of a Registration Statement pursuant to this Section 17, the Selling Stockholder agrees with the Issuer that: (i) it will not offer or sell its Registrable Securities until (A) such Registrable Securities have been included in a Registration Statement and (B) it has received copies of a prospectus, and any supplement or amendment thereto, as contemplated by Section 17.2(a) hereof, and receives notice that the Registration Statement covering such Registrable Securities, or any post-effective amendment thereto, has been declared effective by the SEC; (ii) if the Issuer determines in its good faith judgment, after consultation with counsel, that the use of the Registration Statement, including any post-effective amendment thereto, or the use of any prospectus contained in such Registration Statement would require the disclosure of information that the Issuer has a bona fide business purpose for preserving as confidential or the disclosure of which would impede the Issuer’s ability to consummate a significant transaction, upon written notice of such determination by the Issuer, the rights of the Selling Stockholder to offer, sell or distribute its Registrable Securities pursuant to such Registration Statement or prospectus or to require the Issuer to take action with respect to the registration or sale of any Registrable Securities pursuant to a Registration Statement (including any action contemplated by this Section 17.2) will be suspended until the date upon which the Issuer notifies such Selling Stockholder in writing (which notice shall be deemed sufficient if given through the issuance of a press release) that suspension of such rights for the grounds set forth in this paragraph is no longer necessary; provided, however, that the Issuer may not suspend such rights for an aggregate period of more than ninety (90) days in any 12-month period; and (iii) in the case of the registration of any underwritten equity offering proposed by the Issuer (other than any registration by the Issuer on Form S-8, or a successor or substantially similar form, of (A) an employee share option, share purchase or compensation plan or of securities issued or issuable pursuant to any such plan or (B) a dividend reinvestment plan), the Selling Stockholder will agree, if requested in writing by the managing underwriter or underwriters administering such offering, not to effect any offer, sale or distribution of any common stock of the Issuer or Registrable Securities (or any option or right to acquire any common stock of the Issuer or Registrable Securities) during the period commencing on the tenth day prior to the expected effective date (which date shall be stated in such notice) of the Registration Statement covering such underwritten primary equity offering or, if such offering shall be a “take-down” from an effective shelf Registration Statement, the tenth day prior to the expected commencement date (which date shall be stated in such notice) of such offering, and ending on the date specified by such managing underwriter in such written request to the Selling Stockholder; provided, however, that the Selling Stockholder shall not be required to agree not to effect any offer, sale or distribution of its Registrable Securities for a  period of time that is longer than the greater of ninety (90) days or the period of time for which any senior executive of the Issuer is required so to agree in connection with such offering.

17.3         Resale of Equity.

(a)          The Company acknowledges and agrees that it will not attempt to sell any equity securities of the Advisor until such time as the applicable Registration Statement has been declared effective by the SEC, and thereafter the Company agrees not to sell, on any given trading day, any Advisor Common Stock in excess of an amount equal to 15% of the trading volume of such Advisor Common Stock on such trading day.

(b)          The Advisor acknowledges and agrees that it will not attempt to sell any equity securities of the Company until such time as the applicable Registration Statement has been declared effective by the SEC, and thereafter the Advisor agrees not to sell, on any given trading day, any Company Common Stock in excess of an amount equal to 15% of the trading volume of such Company Common Stock on such trading day.

18.           COMPANY COVENANTS.

(a)          Without the Advisor’s consent, delivered in writing to the Board of Directors, the Company shall not declare or pay any dividend or distribution (whether in cash, securities or other property) with respect to any capital stock of the Company or otherwise, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock or other equity interest or otherwise, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof), unless after giving effect to the dividend or distribution, the Company shall have a Consolidated Tangible Net Worth of no less than 25% of the Company’s Gross Asset Value; provided that nothing herein shall prohibit the Company from declaring or paying any dividend or distribution which, based on the advice of counsel, is necessary for the Company to maintain its REIT status.

(b)          During the term of this Amended Agreement, the Company shall not permit its Consolidated Tangible Net Worth, as of the end of any fiscal quarter, to be less than the sum of (i) $390 million, and (ii) an amount equal to 75% of the net equity proceeds received by the Consolidated Parties after December 31, 2016 by reason of the issuance and sale of Equity Interests in the Company.

(c)           In order to further the Company’s growth, the Company undertakes to make investments that are consistent with the Company’s Investment Guidelines.  All investments shall be at purchase prices that are commercially reasonable in light of the quality of the asset, prevailing market conditions and the Company’s investment and strategic objectives, in each case, identified and recommended by the Advisor (individually a “Growth Asset” and collectively the “Growth Assets.”) In connection with each acquisition by the Company of a Growth Asset, 3.75% of the purchase price of the applicable asset shall constitute a “Qualifying Growth Investment.”  Each Qualifying Growth Investment shall reduce the Uninvested Amount. Capital investments in any assets owned by the Company as of the date of this Amended Agreement or any other asset not specifically recommended pursuant to this Section 18(c) shall not constitute a Qualifying Growth Investment.

(d)          Company Stockholder Approval.

(i)          As promptly as practicable following the date of this Amended Agreement, the Company shall, in accordance with applicable Law, establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval.

(ii)         The Company shall prepare and cause to be filed with the SEC a Proxy Statement in preliminary and definitive form (the “Proxy Statement”) relating to the meeting of the stockholders of the Company at which the Company Stockholder Approval is sought. The Advisor shall furnish all information concerning itself, its Affiliates and its management and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Proxy Statement shall include all information reasonably requested by the Parties to be included therein. The Company shall promptly notify the Advisor upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Advisor with copies of all correspondence between the Company, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and promptly advise the Advisor of any oral comments with respect to the Proxy Statement received from the SEC. The Company, with the assistance of the Advisor, shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and have such comments cleared by the SEC as promptly as practicable. Notwithstanding the foregoing, prior to filing the Proxy Statement (including with respect to the preliminary Proxy Statement), mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall cooperate and provide the Advisor a reasonable opportunity to review and comment on the applicable document or response (including the proposed final version of the applicable document or response) and shall give due consideration to all changes provided by the Advisor. If, at any time prior to the Proxy Statement being cleared by the SEC, any information relating to the Company, the Advisor or any of their respective Affiliates should be discovered by the Company or the Advisor which, in the reasonable judgment of the Company or the Advisor, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and the Advisor shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company.

19.           LIQUIDATED AND OTHER DAMAGES.

(a)          Upon the entry of a final non-appealable order from a court of competent jurisdiction that a Liquidated Damages Event has occurred, the Company shall pay to the Advisor the Uninvested Amount plus an amount in cash equal to the Liquidated Damages Amount. The Parties intend that the payment of the Liquidated Damages Amount constitute compensation, and not a penalty. The Parties acknowledge and agree that the occurrence of a Liquidated Damages Event would deprive the Advisor of the benefits that the Advisor could reasonably anticipate from full performance by the Company of its obligations hereunder and that the damages incurred by the Advisor if a Liquidated Damages Event occurs are uncertain and incapable or very difficult to accurately estimate, and that the Liquidated Damages Amount is a reasonable estimate of the anticipated or actual harm caused by a Liquidated Damages Event and not a penalty. The Parties agree and acknowledge that without the agreements embodied by this Section 19, the Parties would not enter into this Amended Agreement.  Upon payment by the Company of the (i) Liquidated Damages Amount less any Outstanding Judgment and, to the extent not otherwise included in the Liquidated Damages Amount, (ii) (A) the Uninvested Amount; plus (B) all costs and expenses reimbursable pursuant to Section 5 through termination due to the Liquidated Damages Event; plus (C) the Key Money Clawback Amount, pursuant to Section 16.3; plus (D) any other amounts then due and payable hereunder including but not limited to any interest that has accrued but not been paid pursuant to Section 19(b) to the Advisor, the Parties shall have no further obligations hereunder, and this Amended Agreement shall be terminated; provided that during the pendency of any action (including any appeals related thereto) brought by the Advisor claiming that a Liquidated Damages Event has occurred, the Company shall continue to pay or reimburse the Advisor all amounts due or reimbursable hereunder including any obligations imposed on the Company under Section 12 hereof.

(b)          If the Company fails to timely pay any amount due pursuant to Section 5, Section 6, Section 12 or Section 19(a) hereof, the Company shall pay interest at a rate equal to 8% per annum, increasing 200 basis points at the end of each 90 day period that amounts remain outstanding (or such lesser rate as is the maximum permitted by applicable law) and compounded annually on the amounts due and payable for the period from the date the amount became due and payable through the date the Advisor receives payment for all outstanding amounts including interest thereon.

(c)          The Party that prevails in any Proceeding to enforce rights and obligations under this Amended Agreement shall be entitled to be reimbursed by the other Party for the reasonable fees and expenses of counsel in connection with the Proceeding.

(d)          All rights and remedies provided in this Amended Agreement are cumulative and not exclusive, and the exercise by the Advisor or the Company, as applicable, of any right or remedy does not preclude the exercise of any other right or remedy, at law or in equity, that may now or subsequently be available to the Advisor or the Company.

20.           REPRESENTATIONS AND WARRANTIES.

20.1         Company Representations. The Company represents and warrants to the Advisor as follows:

(a)          The execution, delivery and performance of this Amended Agreement and the Escrow Agreement by the Company has been duly authorized by all necessary corporate or other organizational action, and does not and will not (i) contravene the terms of the Company’s charter, the Company’s bylaws or any other organizational document of the Company; (ii) conflict with or result in any breach or contravention of, or the creation of any Encumbrance under, or require any payment to be made under any Contract or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Company or its property is subject; or (iii) violate any Law, rule or regulation.

(b)          This Amended Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

20.2        Advisor Representations. The Advisor represents and warrants to the Company as follows:

(a)          The execution, delivery and performance of this Amended Agreement and each Escrow Agreement by the Advisor has been duly authorized by all necessary corporate or other organizational action, and does not and will not (i) contravene the terms of the Advisor’s charter, the Advisor’s bylaws or any other organizational document of the Advisor; (ii) conflict with or result in any breach or contravention of, or the creation of any Encumbrance under, or require any payment to be made under any Contract or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Advisor or its property is subject; or (iii) violate any Law, rule or regulation.

(b)          This Amended Agreement and each Escrow Agreement constitutes legal, valid and binding obligations of the Advisor, enforceable against the Advisor in accordance with their terms.

21.           TREATMENT UNDER TEXAS MARGIN TAX.  For purposes of the Texas margin tax, the Advisor’s performance of the services specified in this Amended Agreement will cause the Advisor to conduct part of the active trade or business of the Company, and the compensation specified in this Amended Agreement includes both the payment of management fees and the reimbursement of specified costs incurred in the Advisor’s conduct of the active trade or business of the Company. Therefore, the Advisor and the Company intend Advisor to be, and shall treat Advisor as, a “management company” within the meaning of Section 171.0001 (11) of the Texas Tax Code. The Company and the Advisor will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Advisor pursuant to this Amended Agreement of specified costs and wages and compensation. The Advisor and the Company further recognize and intend that as a result of Advisor’s contractual duties under this Amended Agreement, certain reimbursements under this Amended Agreement are “flow-through funds” mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code. The terms of this Amended Agreement shall be interpreted in a manner consistent with the characterization of the Advisor as a “management company” as deemed in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

22.           INTERPRETATION.  The Parties hereto have participated jointly in the negotiation and drafting of this Amended Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Amended Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Amended Agreement.

23.           GOVERNING LAW.  This Amended Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principals thereof.

24.           CERTAIN DEFINITIONS.

24.1         For the purposes of this Amended Agreement:

“Accounting Firm” means one of the member firms or Affiliates of either Deloitte Touche Tohmatsu Limited, KPMG LLP, PricewaterhouseCoopers LLP, Ernst & Young Global Limited, BDO USA, LLP, Grant Thornton LLP, BKD, LLP or another independent certified public accounting firm of national reputation mutually agreed to by the Parties.

“Adjusted Termination Fee” means, at the applicable time, an amount equal to the sum of 20% of the Termination Fee.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question and any officer, director, trustee, key decision-making employee, stockholder or partner of any Person referred to in the preceding clause, except that, for purposes of this Amended Agreement, the Company shall not be considered an Affiliate of the Advisor.

“Ashford Inc. Adjusted EBITDA” means the GAAP net income of Ashford Inc. as reported in the  Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K of Ashford Inc. filed with the SEC following the end of each fiscal quarter or fiscal year, as applicable, or if the Company does not make filings with the SEC, as otherwise reasonably determined by the Advisor and reported to the Audit Committee, including all Incentive Fees and all other income and earnings of Advisor and any of its Affiliates and Subsidiaries, plus income taxes, depreciation, amortization and all one-time expenses and other adjustments that are made by the Advisor to adjust for the impact of non-recurring items in calculating “Adjusted EBITDA” as reported in the earnings releases of Ashford Inc. filed with the SEC following the end of each fiscal quarter or fiscal year, as applicable.

“Average VWAP” means the average of the VWAP of the security in question for each trading day of the applicable period.

“Bankruptcy Event” means, with respect to any Person, (A) the filing by the Person of a voluntary petition seeking liquidation, reorganization, arrangement, or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or the Person’s filing an answer consenting to or acquiescing in any petition, (B) the making by the Person of any assignment for the benefit of its creditors, (C) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United State Code, an application for the appointment of a receiver for a material portion of the assets of the Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the petition shall not have been vacated, set aside or stayed within such 60-eay period, or (D) the entry against the Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Baseline Asset Value” means $1.496 billion.

“Board of Directors” means the board of directors of the Company including, unless the context requires otherwise and to the extent authorized, any committee thereof.

“Change of Control Agreement” means a letter of intent or a definitive agreement contemplating transactions which, if consummated, would constitute a Company Change of Control.

“Change of Control Tender” means a tender offer by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) pursuant to which such person or group would, if such tender offer were completed, become the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 35% or more of the shares of voting stock of the Company then outstanding.

“Company Change of Control” shall mean any of the following events:

(a)          the occurrence of a (i) Voting Control Event or (ii) Change of Control Tender;

(b)          the consummation of any merger, reorganization, business combination or consolidation of the Company, or one of its respective Subsidiaries, as applicable, with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company; or

(c)          the consummation of a sale or other disposition (including distributions to stockholders of the Company) by the Company of more than two (2) hotels and the aggregate Gross Asset Value of all hotels sold or disposed of exceeds 20% of the Gross Asset Value of all of the Company’s assets in any rolling 12-month period, or the consummation of a sale or disposition (including distributions to stockholders of the Company) by the Company of more than four (4) hotels and the aggregate Gross Asset Value of all hotels sold or disposed of exceeds 30% of the Gross Asset Value of all of the Company’s assets over any rolling 36-month period, exclusive of assets sold or contributed by the Company to a platform or entity advised by the Advisor; provided, however for the purposes of calculating the percentage of any sale or disposition (including distributions to stockholders of the Company) of the Gross Asset Value of all of the Company’s assets under this subparagraph (c), the denominator of the calculation shall be the Gross Asset Value of all of the Company’s assets on the day before the consummation of the first sale or disposition of (including distributions to stockholders of the Company) that is a part of the numerator of the calculation as adjusted for any hotels and related assets acquired by the Company from and after that day through the day before consummation of the last sale or disposition of (including distributions to stockholders of the Company) that is a part of the numerator of the calculation.

“Company Common Stock” means common stock of the Company, $0.01 par value per share.

“Company EBITDA” means the Company’s “Adjusted EBITDA” as reported in the Company’s Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the SEC following the end of each fiscal quarter or fiscal year, as applicable or if the Company does not make filings with the SEC, as otherwise reasonably determined by the Advisor and reported to the Audit Committee.

“Company Fixed Charges” means, as reported in the Company’s Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the SEC following the end of each fiscal quarter or fiscal year, as applicable, all (A) interest expense incurred by the Company and its Subsidiaries, (B) scheduled principal payments of the Company and its Subsidiaries, whether or not paid but excluding any balloon or similar principal payments which repay indebtedness in full and payments under cash flow mortgages applied to principal, and (C) preferred dividends paid by the Company.

“Company Stockholder Approval” means the affirmative vote of a majority of votes cast by stockholders of the Company, a quorum being present, at a meeting called by the Company for the purpose of seeking approval by the Company’s stockholders of this Amended Agreement.

“Consolidated Parties” means a collective reference to the Company and its consolidated Subsidiaries.

“Consolidated Tangible Net Worth” means, as of any date of determination, the consolidated shareholders’ equity of the Consolidated Parties on that date, as determined in accordance with GAAP, minus the amount of their consolidated intangible assets under GAAP, plus the amount of their consolidated accumulated depreciation; provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from the application of FASB ASC No. 715: Compensation – Retirement Benefits.  Consolidated Tangible Net Worth shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to State of Financial Accounting Standards number 141.

“Contract” means any written or oral loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“EBITDA” means, with respect to any entity, earnings before interest, taxes, depreciation and amortization.

“Encumbrance” means any security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature (other than any restrictions on transfer arising under applicable securities law).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock (or other ownership or profit interests) in such Person, all of the warrants, options or other rights for the purchase or acquisition from which Person of shares of capital stock (or other ownership or profit interests) in such Person, all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests) in such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Escrow Agent” means the agent under the Termination Fee Escrow Account.

“Escrow Agreement” means an agreement among the Company, the Advisor and the Escrow Agent with respect to the Termination Fee Escrow Account.

“G&A Ratio” means an amount calculated as the simple average of the ratios of total general and administrative expenses, less any non-cash expenses but including any dead deal costs, paid in the applicable fiscal quarter by each member of a select peer group set forth in Exhibit A hereto (each, a “Peer Group Member” and collectively, the “Peer Group”), divided by the total market capitalization of such Peer Group Member (calculated in a materially consistent manner with the calculation of the Total Market Capitalization of the Company (assuming the Key Money Asset Factor is one) or the Advisor provided for hereunder). The G&A Ratio for each Peer Group Member will be calculated based on the financial information presented in such Peer Group Member’s Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the SEC following the end of the applicable fiscal quarter.  The Peer Group may be modified from time to time as set forth in Section 27.

“GAAP” means Generally Accepted Accounting Principles in the United States.

“Gross Asset Value” means, with respect to the Company’s assets as of any date, the undepreciated carrying value of all of the Company’s assets including all cash and cash equivalents and capitalized leases and any FF&E leased to the Company pursuant to any Key Money Investment as reflected on the most recent balance sheet and accompanying footnotes of the Company filed with the SEC or prepared by the Advisor in accordance with GAAP consistent with its performance of its duties hereunder without giving effect to any impairments plus the contract purchase price of any assets acquired after the date of the most recent balance sheet and all capital expenditures made (to the extent not already reflected in the carrying value of the asset) with respect to an asset since the date of its acquisition for any improvements or for additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Growth Asset” means an asset acquired by the Company identified and approved by the Advisor pursuant to the provisions of Section 18(c) hereof.

“Incentive Factor” means the highest Incentive Ratio from among the Incentive Ratios for the last three years in which Company Common Stock was listed for trading on a national securities exchange for each day of the applicable year.

“Incentive Ratio” means the amount, with respect to any year, expressed as a percentage equal to the quotient of the full Incentive Fee earned with respect to such year (even though paid over three years) divided by the Gross Asset Value of all the Company’s assets as of the last day of such year.

“Independent Director” means any person serving as a director of the Company who satisfies the rules and regulations of the New York Stock Exchange then in effect to be “independent” under those rules and regulations.

“Key Money Asset Factor” means (A) 100% minus the (B) quotient, expressed as a percentage, resulting from dividing (1) the Gross Asset Value of all Key Money Assets by (2) the Gross Asset Value of all the Company’s assets (including all Key Money Assets and all Liquid Assets of the Company) as of the first day of the applicable period.

“Key Money Asset Management Fee” means, for each month, an amount that is 1/12th of 0.70% of the aggregate Gross Asset Value of all Key Money Assets as of the first day of the applicable month.

“Key Money Gross Asset Value” means, with respect to the Key Money Assets as of any date, the undepreciated carrying value of the Key Money Assets and capitalized leases and any FF&E leased to the Company pursuant to any Key Money Investment as reflected on the most recent balance sheet of the Company filed with the SEC or prepared by the Advisor consistent with its performance of its duties hereunder without giving effect to any impairments plus the contract purchase price of any Key Money Assets acquired after the date of such most recent balance sheet and all capital expenditures made (to the extent not already reflected in the carrying value of the Key Money Assets) with respect to any Key Money Asset since the date of its acquisition for any improvements or for additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations, ordinances, codes, orders, judgments, injunctions, decrees or other legally enforceable requirements issued, enacted, promulgated, entered into, agreed or imposed by any governmental authority.

“Letter of Credit” means an irrevocable standby letter of credit issued by a recognized commercial bank having net assets of not less than $500 million to the Escrow Agent, that the Escrow Agent at the request of the Advisor may draw upon, conditioned only upon the presentation of the original letter of credit and a signed statement that the Advisor is entitled to cause the Escrow Agent to draw, in the maximum aggregate amount equal to the difference between (1) the Required Amount; and (2) the amount of cash deposited into the Termination Fee Escrow Account by the Company.

“Liquid Assets” shall mean assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500.0 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in recognized financial market.

“Liquidated Damages Amount” means the amount that is the greater of:

(a)          (i)           12 multiplied by (ii) the sum of (A) Net Earnings for the LTM Period; plus (B) to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the time a Liquidated Damages Event occurs;

(b)          (i)           the quotient of (A) the Total Market Capitalization of the Advisor on the trading day immediately preceding the date on which a Liquidated Damages Event occurs, divided by (B) the Ashford Inc. Adjusted EBITDA for the LTM Period, multiplied by (ii) Net Earnings for the LTM Period plus, to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the time a Liquidated Damages Event occurs; or

(c)          the simple average, for the three fiscal years preceding the fiscal year in which the Liquidated Damages Event occurs, of (i) the quotient of (A) the Total Market Capitalization of the Advisor on the last trading day of such fiscal year, divided by (B) the Ashford Inc. Adjusted EBITDA for such fiscal year, multiplied by (ii) Net Earnings for the LTM Period plus, to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the time a Liquidated Damages Event occurs.

“Liquidated Damages Event” means any action or omission by the Company that individually or when considered with other actions or omissions previously taken or omitted by the Company constitute a repudiation by the Company of this Amended Agreement depriving the Advisor of the benefit that the Advisor could reasonably anticipate from full performance by the Company of its obligations hereunder.

“LTM Period” means the 12-month period ending on the last day of the fiscal quarter prior to which, as applicable, the Termination Payment Time or the Liquidated Damages Event occurs.

“Majority or Minority Subsidiary” means, with respect to a Person, any Subsidiary of the Person or any corporation, partnership, limited liability company or other entity in respect of which less than 100% but more than 1% of the Equity Interests therein are at the time directly or indirectly owned by the Person.

“Market Price,” with respect to securities of a company, means the closing market price, regular way of such securities on any securities exchange on which such securities are listed or admitted to trading, or if no such sales take place on that day, the average of the bid and asked prices on such day.

“Market Rates” means a rate that is within the range of rates available from third parties not Affiliated with the Advisor who are not otherwise discounting fees or discounting fees giving effect to any rebates or other business for fees being received from the party or another third party and taking into consideration the terms, conditions and the scope of the Additional Services.

“Material Adverse Effect” means a material adverse effect on the Company’s business, results of operations or financial condition.

“Minimum Base Fee” means an amount equal to the greater of (A) 90% of the Base Fee paid for the same month in the prior fiscal year and (B) 1/12th of the G&A Ratio for the most recently completed fiscal quarter multiplied by the Total Market Capitalization on the last balance sheet date included in the most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed by the Company with the SEC.

“Net Earnings” means (A) the total Base Fees and Incentive Fees, plus any other revenues reported on the Advisor’s income statement as pertaining to this Amended Agreement, in each case, in accordance with GAAP, including all EBITDA of the Advisor and any of its Affiliates and Majority or Minority Subsidiaries from providing any Additional Services to the Company, the Operating Partnership or any of their Affiliates or Subsidiaries, less (B) the total incremental expenses determined in accordance with, and subject to, Section 6.7, in each case for the LTM Period (adjusted assuming this Amended Agreement was in place for the full LTM Period if it otherwise was not). For the avoidance of doubt, the Parties agree that fees and expenses payable or reimbursable by the Company to Remington and its subsidiaries under the Ashford Prime Hotel Master Management Agreement dated as of November 19, 2013, by and between Ashford Prime TRS Corporation and Remington Lodging & Hospitality, LLC and any successor or related hotel management agreement with Remington and its subsidiaries along with any associated expenses of Remington relating to the Ashford Prime Hotel Master Management Agreement shall not be included in Net Earnings or otherwise in the calculation of the Termination Fee, Adjusted Termination Fee or Liquidated Damages Amount.

“Ownership Limit” has the meaning ascribed to such term in the Company’s charter in effect as of the date of this Amended Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Proceedings” means all disputes or controversies of any kind including without limitation all charges, complaints,  grievances, actions, causes of action, suits, rights, demands, claims, lawsuits, other legal actions or litigation, arbitration, investigations (internal or external), inquiries or other proceedings.

“Qualifying Growth Investment” means 3.75% of the purchase price paid by the Company for each Growth Asset; provided, that no acquisition may constitute a Qualifying Growth Investment if, when the Growth Asset was acquired, the Company’s Gross Asset Value was less than the Baseline Asset Value.

“Remington Acquisition” means the closing of the transaction pursuant to the agreement between Ashford Inc. and the owners of Remington entered into on September 17, 2015 and amended on May 24, 2016, as the same may be further amended.

“Subsidiary” means, with respect to a Person, a corporation, partnership, limited liability company or other entity in respect of which 100% of the Equity Interests therein are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person.

“Termination Fee” means the amount that is the greater of:

(a)          (i)            twelve (12) multiplied by (ii) the sum of (A) Net Earnings for the LTM Period; plus (B) to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the Termination Payment Time;

(b)          (i)           the quotient of (A) the Total Market Capitalization of the Advisor on the trading day immediately preceding the date on which the Termination Payment Time occurs, divided by (B) the Ashford Inc. Adjusted EBITDA for the LTM Period, multiplied by (ii) Net Earnings for the LTM Period plus, to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the Termination Payment Time; and

(c)          the simple average, for the three fiscal years preceding the fiscal year in which the Termination Payment Time occurs, of (i) the quotient of (A) the Total Market Capitalization of the Advisor on the last trading day of such fiscal year, divided by (B) the Ashford Inc. Adjusted EBITDA for such fiscal year, multiplied by (ii) Net Earnings for the LTM Period plus, to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the Termination Payment Time.

“Termination Fee Escrow Account” means the account established by the Parties with an Escrow Agent as contemplated by Section 12.4(b)(ii).

“Total Market Capitalization” means, for any period:

(a)          With respect to the Company to the extent Company Common Stock is listed for trading on a national securities exchange for every day during any period for which the Total Market Capitalization is to be calculated, the amount calculated as:

(i)          the Average VWAP multiplied by the weighted average number of shares of Company Common Stock outstanding during such applicable period, on a fully-diluted basis (assuming, for these purposes, that all common units in the Operating Partnership (“Common Units”), and long term incentive partnership units in the Operating Partnership to the extent they have achieved economic parity with Common Units have been converted into shares of Company Common Stock and including any shares of Company Common Stock issuable upon conversion of any convertible preferred stock of the Company where the conversion price is less than the Average VWAP), plus

(ii)         the average, as reflected in the Company’s books and records, for the applicable period of the aggregate principal amount of the Company’s consolidated indebtedness (including, if applicable, the Company’s proportionate share of debt of any entity that is not consolidated and excluding, if applicable, any of the Company’s joint venture partners’ proportionate share of consolidated debt) day, plus

(iii)        the average, as reflected in the Company’s books and records, for the applicable period of the liquidation value of the Company’s outstanding preferred equity (excluding any convertible preferred stock of the Company where the conversion price is less than the Average VWAP), multiplied by

(iv)        the Key Money Asset Factor.

(b)          With respect to the Company, if the Company’s  Common Stock is not listed for trading on a national securities exchange (due to any reason, including but not limited to delisting by the New York Stock Exchange or the occurrence of a Company Change of Control) for any day during any period for which the Total Market Capitalization is to be calculated, the greater of: (i) the weighted average Gross Asset Value of all the Company’s assets on each day during such period; or (ii) the Total Market Capitalization as calculated pursuant to paragraph (a) of this definition on the last day on which Company Common Stock was listed for trading on a national securities exchange, regardless of whether this day occurred during the applicable period.

(c)          With respect to the Advisor, the amount calculated as:

(i)          the Average VWAP per multiplied by the weighted average number of shares of Advisor Common Stock outstanding during such applicable period, on a fully-diluted basis (assuming, for these purposes, that all Advisor Units and any other securities of the Advisor or any of its Subsidiaries convertible into Advisor Common Stock have been so converted), plus

(ii)         the average for the applicable period of the aggregate principal amount of the Advisor’s consolidated indebtedness (including, if applicable, the Advisor’s proportionate share of debt of any entity that is not consolidated and excluding, if applicable, any of the Advisor’s joint venture partners’ proportionate share of consolidated debt) day, plus

(iii)        the average for the applicable period of the liquidation value of the Advisor’s outstanding preferred equity outstanding.

“Total Shareholder Return,” for any period with respect to any company with common stock listed on a national securities exchange, means the sum, expressed as a percentage, of (A) the change in the common stock price during the applicable period, plus (B) the dividend yield paid during the applicable period (determined by dividing dividends paid during the applicable period by the applicable company’s common stock price at the beginning of the applicable period and including the value of any dividends or distributions with respect to common stock not paid in cash valued in the reasonable discretion of the Advisor).

“Uninvested Amount” means, at the applicable time, (A) $45 million less (B) the aggregate dollar amount of Qualifying Growth Investments, plus (C) 3.75% of the sale price of each asset sold after the date of this Amended Agreement; provided that in no event may the Uninvested Amount be greater than $45 million or less than zero; provided further, that if the Company terminates this Amended Agreement pursuant to Section 12.3 hereof, the Uninvested Amount shall be zero.

“Voting Control Event” means (A) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than (1) the Company or any of its Subsidiaries, (2) any employee benefit plan of the Company or any of its Subsidiaries, (3) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as the ownership of the Company, or (4) an underwriter temporarily holding securities pursuant to an offering of such securities, becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the shares of voting stock of the Company then outstanding and the Company fails to enforce the Ownership Limit within five business days of the person or group becoming the beneficial owner or a court of competent jurisdiction enjoins enforcement of the Ownership Limit; or (B) any person or group enters into an agreement which if consummated would result in the person or group becoming the beneficial owner of securities representing 35% or more of the shares of the Company’s voting stock and either: (1) the Board of Directors waive the Ownership Limit; or (2) a court of competent jurisdiction enjoins enforcement of the Ownership Limit.

“VWAP” means the dollar volume-weighted average price for the securities in question on the national securities exchange on which it trades during the period beginning at 9:30:01 a.m., New York City time (or such other time as the national securities exchange on which it trades  publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the national securities exchange on which it trades publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function.

“Working Capital Reserve” means an amount equal to the lesser of 2% of the Company’s Gross Asset Value as reported on the Company’s balance sheet for the most recently completed quarter and 10% of the Termination Fee, but in no case less than $10 million.

24.2         The following terms are defined elsewhere in this Amended Agreement, as indicated elsewhere herein as follows:

Actual Monthly Reimbursement	5.4(b)
Additional Services	9.4(a)
Advisor	Preamble
Advisor Attorney	2.3(c)
Advisor Common Stock	12.7
Advisor Indemnified Party	8.3(a)
Advisor Panel Member	6.6
Advisor Units	12.7
Advisors LLC	Preamble
Amended Agreement	Preamble
Annual Expense Budget	5.4(a)
Arbitration Panel	6.6
Ashford Inc.	Preamble
Ashford Trust	9.1(a)
Audit Committee	2.1(i)
Base Fee	6.1(a)
Budgeted Monthly Reimbursement	5.4(a)
Code	2.1(i)
Collateral	12.4(d)
Company	Preamble
Company Indemnified Party	8.3(b)
Company Panel Member	6.6
Confidential Information	11.1
Employee Costs	5.3(a)
Excess Returns	6.2(b)(i)
Exchange Act	2.1(i)
Existing Advisory Agreement	Recitals
Expenses	8.3(a)
FCCR	6.2(g)
FCCR Condition	6.2(g)
FF&E	16.1
Hotel Employees	12.6
Incentive Fee	6.2(b)
Incentive Fee Threshold	6.2(a)
Indemnified Party	8.3(b)
Initial Investment Guidelines	9.3(a)
Internal Audit Services	2.1(w)
International Expenses	5.2(a)
Investment Company Act	6.2(f)(ii)
Investment Guidelines	9.3(a)
Issuer	17.2(a)
Key Money Assets	16.1
Key Money Clawback Amount	16.3

Key Money Incentive Fees	16.1
Key Money Investments	16.1
Key Money Return	16.3
Loan Documents	2.1(g)
Notice	13
Operating Partnership	Preamble
Outstanding Judgment	12.4(b)
Party	Preamble
Proxy Statement	18(d)(ii)
Registrable Securities	17.2(a)
Registration Statement	17.2(a)
Reimbursement Overpayment	5.4(b)
Reimbursement Underpayment	5.4(b)
REIT	2.1(p)
Remington	2.5
Required Amount	12.4(b)(ii)
RevPAR	9.1(a)
SEC	2.1(i)
Securities Act	2.1(j)
Selling Stockholder	17.2(a)
Spin-Off Company	15
Termination Payment Time	12.5(a)

25.           ENTIRE AGREEMENT.  This Amended Agreement reflects the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes and replaces all agreements between the Company and the Advisor with respect to the subject matter hereof including, without limitation, the Existing Advisory Agreement and the Remington Letter Agreement.

26.           SEVERABILITY. Whenever possible each provision and term of this Amended Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Amended Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Amended Agreement.

27.           AMENDMENT, MODIFICATIONS AND WAIVER.  This Amended Agreement hereto shall not be altered or otherwise amended in any respect, except pursuant to an instrument in writing signed by the Parties hereto; provided, that any additions to or deletions from the Peer Group Members identified in Exhibit A shall may be made by the Advisor, if it reasonably believes such addition or deletion is appropriate given the competitive environment in the Company’s industry at such time, which addition or deletion shall become effective upon the twentieth (20th) day after delivery to the Independent Directors, unless a majority of the Independent Directors object, in writing, to such addition or deletion. The waiver by a party of a breach of any provisions of this Amended Agreement shall not operate or be construed as a waiver of any subsequent breach.

28.           COUNTERPARTS.  This Amended Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.

(SIGNATURES BEGIN ON NEXT PAGE)

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Amended Agreement as of the date first above written.

ASHFORD PRIME:

Ashford Hospitality Prime, Inc.

By:	/s/ Richard Stockton
Name: Richard Stockton
Title: Chief Executive Officer

OPERATING PARTNERSHIP:

Ashford Hospitality Prime Limited Partnership

By:	Ashford Prime OP General Partner LLC, its general partner

By:	/s/ Richard Stockton
Name: Richard Stockton
Title: Authorized Signatory

TAXABLE REIT SUBSIDIARY:

Ashford Hospitality Prime TRS Corporation

By:	/s/ Deric S. Eubanks
Name: Deric S. Eubanks
Title: President

[Signature page to the Prime Advisory Agreement]

ADVISOR:

Ashford Hospitality Advisors LLC

By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Chief Operating Officer

Ashford Inc.

Ashford Hospitality Advisors LLC

By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Chief Operating Officer

[Signature page to the Prime Advisory Agreement]

Exhibit A

Peer Group Members

Chesapeake Lodging Trust
DiamondRock Hospitality Co.
Lasalle Hotel Properties
Pebblebrook Hotel Trust
Sunstone Hotel Investors, Inc.
A-1